Exhibit 10.8

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SECOND AMENDED AND RESTATED DISTRIBUTION AND LICENSE AGREEMENT

THIS SECOND AMENDED AND RESTATED DISTRIBUTION AND LICENSE AGREEMENT (the “Agreement”), also referenced as Document #495801, is entered into as of January 1, 2019 (“Effective Date”) by and among 704Games Company, a Delaware corporation, whose principal office is at 301 Camp Road, Suite 104, Charlotte, NC 28206 (“704GAMES” or “Licensee”) and NASCAR Team Properties, a series trust organized under the laws of Delaware, whose principal office is at 550 South Caldwell, Suite 2000, Charlotte, NC 28202, solely for and with respect to its Video Game and Digital Series (“NTP” or “Licensor”).

WHEREAS, NTP was formed pursuant to that certain Agreement and Declaration of Trust dated as of January 20, 2010 (as may be amended from time to time, the “Trust Agreement”);

WHEREAS, NTP has obtained certain rights from NASCAR and certain Teams (as defined herein), each as listed on Exhibit B attached to this Agreement and collectively referred to herein as the “NTP Licensors” (as specifically defined in Exhibit A), to use certain licensed property of the NTP Licensors, respectively, in connection with the manufacture, marketing, advertising, distribution, offering for sale, sale, and other commercial exploitation of certain products in certain distribution channels;

WHEREAS, NTP and 704GAMES entered into that certain Distribution and License Agreement as of January 1, 2015, which was subsequently amended by Amendment #1 effective January 1, 2018, and amended and restated effective August 1, 2018 (collectively, hereinafter the “Original Agreement”);

WHEREAS, 704GAMES desires to obtain from NTP a right to market, advertise, distribute, offer for sale, sell and otherwise commercially exploit the Licensed Products (as defined herein) and Esports (as defined herein) competitions in the Distribution Channels (as defined herein) as further set forth in this Agreement; and

WHEREAS, for purposes of this Agreement, all capitalized terms and phrases, where written with an initial capital letter, shall have the meaning assigned to them in Exhibit A, unless the context otherwise requires.

NTP and 704GAMES desire to amend and restate the Original Agreement as set forth herein, which shall remain in full force and effect as amended herein.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

1. GOOD FAITH. Unless otherwise expressly set forth herein, the parties agree to act in good faith and to not conduct themselves in any way that would be deemed unreasonable by an ordinary person in the same circumstances as it relates to all of the underlying provisions in this Agreement, including, but not limited to, approvals, actions, obligations, commitments, determinations, etc. Notwithstanding the foregoing, it is agreed and understood that the Teams as defined herein are financially dependent on their sponsors and that so long as NTP’s and/or an NTP Licensor’s interpretation of its sponsor’s direction and/or decisions is reasonable as determined by such NTP Licensor and reflects good faith as set forth herein, actions taken in furtherance of such interpretation shall not violate this obligation of good faith.

2. TERM AND RENEWAL. This Agreement will commence on January 1, 2015 and shall remain in force until December 31, 2029 (“Term”), pursuant to the terms herein, including the sell-off period.

Assuming 704GAMES has substantially and materially complied with the all of the terms and conditions of this Agreement, or if not, has substantially cured any default as to which 704GAMES has been notified, then at 704GAMES’ election, the parties shall exclusively negotiate in good faith for the renewal of the Licensed Rights granted herein no later than March 1, 2028 for a period of ninety (90) days (“Exclusive Negotiation Period”). If the parties have not reached an agreement at the end of the Exclusive Negotiation Period, NTP may approach any third party regarding the rights granted to 704GAMES herein, such third party rights to become effective January 1, 2030. Following the Exclusive Negotiation Period, NTP and 704GAMES may continue to negotiate for the Licensed Rights on a non- exclusive basis.

3. TERRITORY. Worldwide, but only to the extent (i) Licensed Products and Esports competitions may be legally offered for sale, sold or otherwise distributed in such territories, (ii) the Licensed Rights are expressly permitted to be (or are not otherwise restricted from being) used or displayed in such territories pursuant to any contract or restriction between an NTP Licensor and any owner thereof (including without limitation, a Team’s drivers, sponsors, suppliers, manufacturers, endorsees and partners), and (iii) NTP has not notified 704GAMES of any bona fide actual or potential infringement of any third parties’ intellectual property rights resulting from the use or display of the Licensed Rights in any such territory; provided, that the Territory shall, at a minimum, mean the United States of America and its territories, possessions, commonwealths, instrumentalities, protectorates and military bases (collectively, the United States). Notwithstanding the foregoing, NTP expressly does not warrant or represent, and hereby disclaims in all respects, that the rights under the licenses granted herein are enforceable or non-infringing upon the rights of others outside of the United States, and all uses of the Licensed Rights outside the United States shall be at the risk of Licensee, and shall be subject to the indemnification provided to NTP, NTP Licensors and the related parties.

4. GRANT OF RIGHTS.

4.1 Exclusive Rights.

(a) Simulation Style Video Gaming Products. Subject to the terms, conditions, covenants, restrictions and obligations set forth in this Agreement, including, without limitation, the Reserved Rights, NTP Licensor Reservations and Section 4.5, NTP hereby grants to 704GAMES an EXCLUSIVE, NON-TRANSFERABLE, license to use the Licensed Rights on Exhibit B for the development, promotion, advertising, distribution and packaging of Simulation Style Video Gaming Products on Category 1 and/or Category 2 Platforms, which shall include relevant copyrights, trademarks, trade dress, logos, names, likenesses, signatures, artwork, primary and special paint schemes, vehicle designs, visual representations, helmets, uniforms, photographs and accessories associated therewith, as set forth on Exhibit B. NTP agrees to include all NTP Licensors available through Video Game and Digital Series.

(b) Esports Competitions. Subject to the terms, conditions, covenants, restrictions and obligations set forth in this Agreement, including, without limitation, the Reserved Rights, NTP Licensor Reservations and Section 4.5, NTP hereby grants to 704GAMES an EXCLUSIVE, NON- TRANSFERABLE, license to use Simulation Style Video Gaming Products as the platform for conducting and administering Esports, including without limitation, the promotion, advertising, and commercialization thereof. [***]

(c) ELeague. Subject to the terms, conditions, covenants, restrictions and obligations set forth in this Agreement, NTP hereby grants to 704GAMES an EXCLUSIVE, NON- TRANSFERABLE license to use Simulation Style Video Gaming Products as the platform to establish, create and operate the ELeague. [***]

4.2 Non-Exclusive Rights.

(a) General. Subject to the terms, conditions, covenants, restrictions and obligations set forth in this Agreement, including, without limitation, the Reserved Rights and NTP Licensor Reservations, NTP hereby grants to 704GAMES a NON-EXCLUSIVE, NON-TRANSFERABLE, license to use the Licensed Rights on Exhibit B for the development, promotion, advertising, distribution and packaging of other NASCAR-branded driving or non-driving gaming products (including downloadable content and virtual goods) on Category 1 and/or Category 2 Platforms. All such proposed non-exclusive products shall be subject to NTP approval in its sole discretion and availability of such rights on a case-by-case basis.

(b) Related Accessories. Subject to the terms, conditions, covenants, restrictions and obligations set forth in this Agreement, including, without limitation, the Reserved Rights and NTP Licensor Reservations, NTP hereby grants to 704GAMES an NON-EXCLUSIVE, NON- TRANSFERABLE license to use the Licensed Rights on Exhibit B for the development, promotion, advertising, distribution and packaging of Virtual Products.

4.3 Third-Party Limited Exception. Notwithstanding the exclusivity granted in Section 4.1, 704GAMES acknowledges that, during the Term, third party NASCAR-branded casual games may include some mix of core characteristics of Simulation Style Video Gaming Products provided they are utilized with additional distinguishing creative liberties which are not consistent with authentic NASCAR racing, and that such third-party rights granted by NTP shall not violate the exclusivity granted to 704GAMES herein. By way of example, a permissible third-party NASCAR-branded casual game may feature NASCAR stock cars racing on virtually-recreated race tracks where various fictitious elements such as obstacles, zero gravity, etc. is introduced to render the game play more challenging (and thus less authentic in nature).

Furthermore, it’s agreed and understood that NTP shall maintain its ability to license third parties to execute competitive gaming events that fall outside of the exclusivity grant herein (e.g., Real Racing tournament coinciding with launch of Daytona update, Licensors intellectual property utilized in Forza or Gran Turismo products and associated tournaments, etc.); provided, however that (a) other third-party licensees of NTP shall not be permitted to infringe on the exclusive rights granted to 704GAMES hereunder, and (b) 704GAMES shall be the only Person permitted to use the “eNASCAR” or “Esports” branding in connection with Simulation Style Video Gaming Products during the Term of this Agreement. NTP agrees to communicate any such activities to 704GAMES in advance and will use good faith efforts to avoid conflicts between third party events and 704GAMES’ exercise of its rights granted hereunder, including without limitation, approved Esports competitions.

4.4 Performance Measures. Commencing January 1, 2016, in the event 704GAMES fails to activate its rights and distribute a Product towards any specific platform for eighteen (18) consecutive months during the Term of this Agreement, NTP shall notify 704GAMES of such default and the parties will have thirty (30) days to mutually agree upon a resolution, which negotiations shall be in good faith. In the event the parties cannot mutually resolve the situation, NTP may choose to convert the exclusive rights for such Product to non-exclusive rights after the expiration of such thirty (30) day period.

Additionally, commencing in 2019, in the event 704GAMES does not execute at least ten (10) approved Esports events (whether in-person or online) during a twenty four (24) month period (other than due to NTP’s failure to perform its obligations hereunder with respect to an Esports event), NTP shall be entitled to convert the Esports rights to a non-exclusive license.

4.5 Miscellaneous Opportunities.

(a) International Esports Series. Similarly to the Simulation Style Video Gaming Products, all of 704GAMES’ Esports competitions shall be based on the NASCAR National Series. In the event NTP brings 704GAMES an esports opportunity based on the NASCAR National Series that targets an international market outside of 704GAMES’ operating structure for its Esports competitions and 704GAMES declines such offer or the parties fail to agree to terms, NTP and/or NTP Licensor may inquire from any third party regarding creating and hosting such esports competitions; provided that Simulation Style Video Gaming Products are utilized as the platform of such competition and a separate fee or other consideration is paid to 704GAMES and/or NTP along with mutually agreeable terms and conditions. It is agreed and understood that 704GAMES shall have no rights as it pertains to any NASCAR-sanctioned international series operated outside of the United States. For clarity, 704GAMES may exercise their rights related to Licensed Products and Esports in all territories as set forth in Section 3 of the Agreement.

(b) Other NTP/NASCAR Opportunities. From time-to-time, NTP and affiliated NASCAR, Inc. departments and/or divisions (e.g., NASCAR Brand Marketing, NASCAR Integrated Marketing Communications, etc.) may engage in discussions with a variety of interactive entertainment solution providers in order to develop or advance current or future business objectives. NTP shall make good faith efforts, but shall not be obligated, to engage 704GAMES in the solicitation of proposals related to certain opportunities which NTP or any affiliate thereof independently deems it capable of executing. Notwithstanding the foregoing, 704GAMES agrees to pursue its own relationship with NASCAR Digital Media (NDM). NTP will make good faith efforts to broker introductions to responsible parties within NDM. In no case shall NDM work-for-hire decisions be predicated on this Agreement and/or any other any existing 704GAMES/NTP relationship.

(c) Acknowledgement. NTP acknowledges and agrees that no action shall be taken by NTP pursuant to this Section 4.5 which shall result in third-party products that conflict with the exclusive rights granted to 704GAMES under this Agreement.

4.6 Publishers.

(a) Category 1 Platform Licensed Products. NTP shall have final approval over the publisher selected to publish and/or distribute the Category 1 Licensed Products in retail channels. In the event that 704GAMES elects to engage one or more third-party publishers, it will target a world-class publisher that is substantially comparable and similar in stature and abilities to other publishers involved in other top-tier professional and/or major sports properties of similar size, including the ability to place the Licensed Products with major retailers and servicing the product life cycle. Such approval shall not be unreasonably withheld, conditioned or delayed by NTP. Furthermore, 704GAMES will use Commercially Reasonable Efforts to facilitate 3-way discussion between itself, NTP and such publisher with the goal of maximizing the marketing and distribution programs for the Licensed Products sold by that publisher. NTP acknowledges that 704GAMES is contractually responsible for directing all elements of the license, and NTP will not initiate direct communication with such publisher without including 704GAMES in any such communication.

Notwithstanding the foregoing, NTP hereby approves 704GAMES to publish the Category 1 Licensed Products itself, and the standards mentioned and imposed in this Section 4.6(a) shall apply to 704GAMES, as a publisher, as well.

(b) Digital Distribution Publisher. NTP hereby pre-approves 704GAMES as a non-exclusive publisher for digital distribution of Licensed Products; provided that, for the avoidance of doubt, 704GAMES acknowledges that NTP shall retain all approval rights described herein for the marketing of digitally distributed Licensed Products during the Term.

4.7 Category 2 Platform Racing Game. 704GAMES shall launch at least one (1) Category 2 Platform racing game, title to be determined but as of Effective Date currently titled “NASCAR Rivals”, (“Category 2 Racing Game”) no later than March 1, 2016 (or such later date as the parties shall agree in writing for good and valid commercial reasons). For purposes of clarification, such Category 2 Racing Games: (i) shall contain/incorporate a substantial element of racing assets from Licensee’s Category 1 Licensed Products; and (ii) shall not in look and feel, as finally determined in NTP’s reasonable discretion, create any consumer confusion or association with other previously launched (i.e., before 704GAMES) and then-currently marketed casual NASCAR video games. Furthermore, the parties agree that NTP shall have final approval on all Category 2 Racing Game launch schedules.

4.8 Online Rights. Unless otherwise approved, 704GAMES is prohibited from using the Licensed Rights in any top-level domain name registration or uniform resource locator (URL) address but may use the Licensed Rights to identify areas within websites it controls, for online play or promotion of Licensed Products. It is further agreed and understood that should 704GAMES desire to use the NASCAR Marks on any Internet site, such usage shall be subject to NTP’s prior written approval not to be unreasonably withheld.

4.9 Approval of Subcontractors. In the event that Licensee uses a subcontractor develop one or more Licensed Products or any component thereof, Licensee shall provide Licensor with the name, address, telephone number and name of the principal contact of the proposed subcontractor. All proposed subcontractors must execute an authorized Subcontractor Agreement provided by Licensor prior to any use of the Licensed Rights, as seen in the attached Exhibit G, and Licensee will ensure that the sublicense complies with Section 6 and that the same restrictions imposed on 704GAMES under this Agreement are imposed on such subcontractor. 704GAMES shall continue to be bound by and to observe all the terms and conditions of this Agreement and shall remain fully responsible for ensuring that the Licensed Products are manufactured in accordance with the terms of this Agreement.

4.10 Reservation of Rights; Acknowledgements.

(a) General Reservation. 704GAMES acknowledges that NTP and/or any NTP Licensors (including NASCAR) shall have the right at all times during the Term to: (i) license third parties to produce other NASCAR-branded games which do not conflict with the exclusive rights granted to 704GAMES (subject to Section 4.5(c) of this Agreement); (ii) license content and rights owned or controlled by NTP (and/or NASCAR) in non-NASCAR branded games which may contain core characteristics of Simulation Style Video Gaming Products on Category 1 Platforms and/or Category 2 Platforms or any other platforms not expressly defined herein; and/or (iii) allow such aforementioned third-party products to be used in video game based competitive gaming events and esports competitions; provided that such third-party products and activities do not otherwise conflict with the exclusive rights granted to 704GAMES under this Agreement.

(b) [***]

(c) Esports Broadcast/Streaming Rights. 704GAMES shall not be permitted to enter into or negotiate broadcasting or streaming agreements to broadcast or stream any Esports competitive gaming events utilizing the NASCAR Heat franchise game or the Licensed Rights, including without limitation, the NASCAR Heat Championship marks, without NTP’s prior written approval, which shall be provided at NTP’s sole discretion. The allocation of any revenues derived from any such approved broadcast or streaming rights shall be subject to additional terms and conditions in a separate agreement. It’s agreed and understood however that users participating in the Esports events may stream their game race feeds to Twitch, YouTube, Facebook and other online game platforms; and both NTP and 704GAMES may stream, or broadcast online, the Esports competitions to NASCAR.com and NASCAR Mobile (and/or other digital platforms owned and controlled by NASCAR or its affiliates) and/or motorsportnetwork.com, motorsport.tv, motorsport.com, Autosport.com, Motorsport-Total.com, GPUpdate.net and Motor1.com (and any other digital platform approved by Licensor on a case-by-case basis), respectively, at no fee, subject to any required technical operational expenses or any other fees associated with esports events happening at track or during the NASCAR race broadcast windows. Further, however, for any Esports events occurring at track during a NASCAR National Series event weekend, 704GAMES acknowledges there may be additional agreements with separate terms and conditions, including fees, with third party promoters and/or NASCAR’s affiliates that are required for streaming such events on third party online game platforms (including, without limitation, Twitch, motorsportnetwork.com, motorsport.tv, and motorsport.com). Licensee further acknowledges that there are certain guidelines and restrictions established by NASCAR’s agreements with its broadcast partners (i.e., NBC and Fox, etc.) and promoters and agrees to abide by and not violate such guidelines and restrictions.

For purposes of clarification, decisions regarding the broadcasting or streaming of ELeague events, including the approval thereof, shall be addressed in the ELeague License Agreement (as defined in Section 4.10(e) below) and managed by the JV’s Advisory Board.

(d) Betting/Gambling. 704GAMES is not permitted to utilize any of 704GAMES’ products, games and/or rights associated with this Agreement, including, without limitation, the Licensed Rights, in connection or association with any wagering and/or gambling-related activities without NTP’s express written approval, which shall be provided at NTP’s sole discretion.

(e) ELeague Acknowledgment. The parties acknowledge that 704GAMES and RTA Promotions, LLC (“RTAP”) desire to enter into a joint venture (“JV”) to establish, create and operate the ELeague. 704GAMES and RTAP will work together in good faith to enter into a formal joint venture agreement (“JV Agreement”). NASCAR and the JV will enter into a separate license agreement (“ELeague License Agreement”) to memorialize NASCAR’s participation in the ELeague. Furthermore, in the event of an uncured material breach of the JV Agreement by 704GAMES or the ELeague License Agreement by the JV or 704GAMES or if the JV is administratively dissolved, then this Agreement shall be nullified and the terms and conditions of the Original Agreement reinstated to its original form prior to the execution of this Agreement (for example, the differentiation between the Esports competitions and ELeague events shall no longer be delineated and all treated as Esports for purposes of this Agreement).

4.11 Distribution.

(a) Distribution Channels. There are no limitations on distribution channels, except Premium distribution channels as set forth below. Licensor acknowledges that Licensee may at its option distribute the Licensed Products for sale to consumers and retail outlets: (i) directly; (ii) directly via the Internet subject to the limitations herein; and/or (iii) via distributors on a regional (i.e., country-by-country) basis.

(b) Premium Distribution. It is agreed and understood that the license granted herein is a retail and digital distribution license, not a Premium license. If Licensee wants to use a Premium to promote Licensed Products and/or Esports, such use must be approved in writing by NTP, in its sole discretion, prior to the promotion and/or use of the Premium. Further, such Premium must be an NTP-licensed Premium. However, should Licensee wish to use the Licensed Product as a Premium, such use must be approved in writing by NTP, in its sole discretion, prior to the promotion and/or use of the Premium. In addition, Licensee must enter into a separate Premium license agreement with NTP that will include separate terms, royalties, and licensing fees.

(c) Inventory Disposal Restrictions. It is understood and agreed that 704GAMES shall be permitted to sell its inventory of Licensed Products during the Term and for a period of twelve (12) months from the end of the Term, unless terminated earlier by NTP pursuant to the terms herein (“Sell-Off Period”) only in the specified channels of distribution permitted herein and only at prices that are generally consistent with the current standard wholesale and/or retail prices, as the case may be, for such Licensed Products. During the Sell-Off Period, the Licensed Rights shall be used only:(i) as part of the content of the Licensed Product as approved and produced during the Term (i.e., there shall be no permitted updates to Licensed Products during the Sell-Off Period); and (ii) as a secondary brand in the advertising and promotion of the Licensed Product, provided that the nature and content of the use of the Licensed Rights shall be substantially similar to that used prior to the Sell-Off Period. In the event that 704GAMES desires from time-to-time to dispose of Licensed Products in a manner not otherwise consistent with the immediately foregoing sentences, it may request NTP’s approval in writing, and may do so only if approved in writing by NTP and subject to the terms and conditions established by NTP; provided that, in no circumstances shall any such Licensed Products be sold by 704GAMES for less than [***] of standard wholesale prices unless otherwise approved by NTP. Any breach of this provision shall be deemed material and shall subject 704GAMES to possible termination in NTP’s discretion pursuant to the terms herein, in addition to all other rights and remedies available to NTP.

4.12 Manufacturing License. Subject to the terms, conditions, covenants, restrictions and obligations set forth in this Agreement, NTP hereby grants to 704GAMES a LIMITED, NON- EXCLUSIVE and NON-TRANSFERABLE (with a limited right to sublicense as expressly set forth in Section 4.9) right to use the Licensed Rights in the Manufacturing Territory to manufacture, have manufactured and import Licensed Products for distribution, marketing, advertising, and sale pursuant to, and only as specifically authorized by, the terms of this Agreement. 704GAMES acknowledges that the nature of the NASCAR National Series Race Teams often results in the changes of drivers, sponsors, paint schemes, and other team-related changes during or between seasons that are beyond the control of NTP or the NTP Licensors (“Transitional Changes”), and 704GAMES shall be responsible for setting its own manufacturing and inventory standards to manage such risk to reasonably meet customer demands. Notwithstanding the foregoing, 704GAMES shall not be required to modify any Licensed Product in the event that NTP’s written notice to 704GAMES of a Transitional Change occurs any time after six (6) months prior to the commercial release of such Product, and in the event that prior to said six (6) months, NTP becomes aware of Transitional Changes requiring modifications of any Licensed Product before commercial release, NTP shall provide written notice thereof to 704GAMES as soon as it is able to do so exercising Commercially Reasonable Efforts in good faith. In an effort to aid in that process, subject to the requirements of Section 11, and consistent with the provisions in Section 1, the parties will actively and reciprocally share information relevant to establishing and maintaining appropriate manufacturing and inventory levels (e.g., duration of each Team’s agreements with its drivers and sponsors, material changes in Licensed Rights, upcoming significant milestones for Teams and Drivers, marketing campaigns under development with sponsors, production deadlines for licensed products) as practicable as such information becomes available. Notwithstanding the foregoing, it is agreed and understood that 704GAMES shall bear the ultimate responsibility for manufacturing and inventory levels, and NTP’s and/or any Team’s failure to disclose any specific information as set forth in this Section 4.12 shall not be deemed a breach of this Agreement by said Team. Subject to Section 4.13(a), all parties acknowledge that timely approvals and timely advance notice of material and sponsor changes are essential elements to the success of the licensing program contemplated by this Agreement. NTP shall use best efforts to provide 704GAMES a report indicating the level and nature of the third-party rights, including competition-related sponsors secured, and/or interest and, if necessary, NTP will mutually develop a plan to obtain and provide to 704GAMES additional rights of such third parties.

4.13 Exception to Licenses; Reserved Rights. Notwithstanding the grant of license and rights set forth in Section 4, no license or right shall be granted, or deemed to be granted hereunder with respect to the following and such other reserved rights as set forth in Exhibit C, each of which is expressly reserved by NTP and the NTP Licensors (collectively, the “Reserved Rights”):

(a) Any Licensed Rights, excluded categories or other conflicts for a particular NTP Licensor as set forth in the reserved rights schedule for that NTP Licensor that shall be in the form attached as Exhibit C (for each NTP Licensor, its “Reserved Rights Schedule”), each of which are expressly reserved and prohibited under this Agreement. At least annually, as soon as commercially practicable upon each NTP Licensor’s contractual capacity to disclose changes to Reserved Rights, NTP will designate such Reserved Rights subject to Section 4.10 hereof, and the parties shall annually review and update the Reserved Rights Schedule for each NTP Licensor.

(b) Subject to NTP’s timely notice to 704GAMES set forth at Section 4.12, any unresolved conflict area pursuant to Section 4.10 of this Agreement, which unresolved conflict area immediately shall be added by the parties to the Reserved Rights Schedule.

(c) Any use of the Licensed Rights unrelated to a Stock Car and/or Truck Racing Theme.

(d) Any capture, storage, management, distribution or use of any voices, audio representation, sound recordings, digital media, digital content, media files and other existing or new technologies related to NTP or any NTP Licensor or any of the Licensed Rights, except to the extent included in and forming an inherent part of a Licensed Product.

4.14 Limitations and Negative Covenants Regarding Licenses. The license and rights granted under this Agreement are limited to the express terms set forth in this Agreement and do not include any right of 704GAMES to do any of the following acts, without the express written consent of NTP in each instance, each of which is expressly prohibited, and 704GAMES shall not, nor cause or authorize any third party to:

(a) manufacture or create any merchandise, apparel, products, collectibles, memorabilia, souvenirs, services, including the packaging thereof, bearing or utilizing any of the Licensed Rights;

(b) grant or declare, or suggest the ability to grant or declare, sublicenses or any other right to use the Licensed Rights to any Person, or any assignment (whether voluntary or involuntary, including any assignment in connection with a bankruptcy proceeding), in, to or of the license granted herein (or any portion thereof), except: as approved in writing by NTP in accordance with the terms of this Agreement, or except pursuant to sub-license agreements authorized hereunder in accordance with Section 4.10;

(c) use or knowingly permit the use of any of the Licensed Rights in any manner or for any purpose not specifically authorized under this Agreement;

(d) change, alter, add to, delete from, augment or modify the Licensed Rights, Licensed Products, or the Esports competition and structure following approval by NTP in any way, except as may be required by law (in which case the affected materials will be resubmitted to NTP for review and approval in accordance with Section 6 herein);

(e) except as contemplated by Section 9.8 herein, mix the Licensed Rights of any NTP Licensor with the marks of any other team, driver, sponsor, event, entity or any other unauthorized indicia or bundle Licensed Products in the same packaging with products of other non-Team race teams, drivers or other third parties, without the prior approval of NTP in each instance;

(f) subject to Section 4.11(b), use Licensed Products as Premiums, for fund raising, as giveaways, in combination sales or to be disposed of under similar methods of merchandising or sold for less than the usual selling price for the purpose of increasing sales;

(g) subject to Section 4.8 of this Agreement, use the Licensed Rights of any NTP Licensor in any top level domain name registration or uniform resource locator;

(h) use the Licensed Rights of any NTP Licensor in connection with trade names or trademarks of drivers, racing team personnel, cars, car owners, racetracks, etc. unless 704GAMES has obtained the rights to the same in connection with the Licensed Rights, and such use has been approved through NTP;

(i) manufacture, promote, advertise, market, distribute or sell Licensed Products and/or Esports competitions in any manner which NTP in its reasonable discretion concludes may bring NTP, its NTP Licensors, or the Licensed Rights into material public disrespect, scandal or ridicule, may shock or offend the community, may detract from or adversely affect the public image of NTP, its NTP Licensors, or the Licensed Rights, or may reflect unfavorably upon NTP, its NTP Licensors or the Licensed Rights;

(j) associate the Licensed Rights of any NTP Licensor in any way with any illegal gambling, or illicit drug-related products or with any Person, products or trademarks that violate the restrictions imposed by NASCAR or are otherwise included on the Reserved Rights Schedule of any NTP Licensor;

(k) unless approved in writing in advance by NTP, use the Licensed Rights in such close physical proximity or in such close connection or combination with its own marks or the marks of any third party that a reasonable consumer of the services or reasonable viewer of the material in which the Licensed Rights are so used would likely be misled into believing that there has been a merging of corporate identities or that there is an affiliation, connection, sponsorship or approval of one party by another that does not in fact exist; provided that the foregoing shall not require the removal of the incidental use of a Manufacturer’s marks as necessary to identify such Manufacturer as the source of such product so long as such use is incidental (i.e., not prominently displayed) and does not conflict with the Licensed Rights, as mutually determined by 704GAMES and NTP;

4.15 No Conflict with Sponsors. 704GAMES agrees that in the event NTP or NTP Licensors determine that 704GAMES’ activities taken pursuant to this Agreement come into conflict with the interests or rights of other licensees, 704GAMES and NTP shall in good faith cooperate in order to resolve the conflict to mutual satisfaction of NTP and/or NTP Licensors.

4.16 Termination of Prior NTP Licensor Agreements. The parties hereby acknowledges that, simultaneous to the execution of this Agreement, all pre-existing agreements, including the Original Agreement and amended and restated binding term sheet fully executed on July 24, 2018, directly between 704GAMES and NTP or any NTP Licensor for the specific rights as contemplated in this Agreement shall be terminated, and that this Agreement shall serve as the sole remaining agreement between such NTP Licensors (through NTP pursuant to the terms herein) and 704GAMES for such rights.

4.17 Number of Licensed Product Versions. Commencing in 2015 and for the remainder of the term of the Agreement, Licensee shall annually produce and release one (1) Category One Licensed Product game version or seasonal update and one (1) Category 2 Licensed Product game version or seasonal update; provided that, the Category One Licensed Product produced and released in 2016 shall be a new game version. Licensee will engage in a meaningful consultation with Licensor regarding the development cycle and release date for all Licensed Product versions under this Agreement. 704GAMES will provide a milestone schedule to Licensor. Notwithstanding the foregoing, commencing January 1, 2015 in the event 704GAMES fails to produce and release a Product towards any specific platform for eighteen (18) consecutive months during the Term of this Agreement, NTP shall notify 704GAMES of such default and the parties will have thirty (30) days to mutually agree upon a resolution reasonably and in good faith. In the event the parties cannot mutually resolve the situation, NTP may choose to convert the exclusive rights for such individual Product version to non-exclusive rights after the expiration of such thirty (30) day period.

4.18 Continuity. For avoidance of doubt, all rights and privileges of Licensee under this Agreement shall continue without regard to a change in the series entitlement of “MONSTER ENERGY NASCAR Cup Series” to that of a different Series sponsor, provided that Licensee shall substitute the use of the Series mark with a revised version or take such other action reasonably determined by NTP when reasonably practicable.

5. ADDITIONAL OBLIGATIONS OF 704GAMES.

5.1 Distribution. 704GAMES shall use its Commercially Reasonable Efforts to exploit the licenses granted in this Agreement and to market, advertise, distribute, offer for sale, and sell the Licensed Products and Esports competitions in the Distribution Channels. 704GAMES covenants that during the Term of this Agreement, it will exercise Commercially Reasonable Efforts diligently and continuously to promote the sale and distribution of the Licensed Products and Esports competitions, and will make and maintain adequate arrangements for the distribution of the Licensed Products. 704GAMES acknowledges that to preserve the goodwill associated with the Licensed Rights, Licensed Products should be sold at prices and upon terms reflecting the prestigious nature of the Licensed Rights, and the reputation of the Licensed Rights as appearing on goods of high quality and reasonable prices, subject to applicable laws.

5.2 Marketing Obligations.

(a) Annual Merchandise and Marketing Plan. Consistent with the parties’ undertakings pursuant to Section 7.4, 704GAMES will develop an annual marketing plan setting forth the marketing strategy for marketing and distribution of the Licensed Products and Esports competitions in each Distribution Channel broken down by specific product category, NTP Licensors and their respective Race Teams consistent with past practices. 704GAMES will provide a copy of that plan to NTP by no later than thirty (30) days of NTP’s written request, not to be unreasonably withheld.

(b) Sales, Product and Production Reports. 704GAMES will provide reporting consistent with the attached Exhibit D, or as reasonably requested by NTP and/or NTP Licensors, which may include, but shall not be limited to, reports detailing the status of product approvals, sales activity, inventory levels, annual suggested price lists and other related reports, as may be deemed reasonably necessary by NTP. On or before forty five (45) days following the close of each calendar quarter, 704GAMES shall use it reasonable endeavors to submit to NTP, a sales report for Licensed Products distributed and/or sold during the preceding quarter, which shall include, where available, sales listed by Licensed Product, by Mark, and by country of sale or distribution. Failure to submit the above report by 704GAMES shall not be a breach of this Agreement.

(c) Marketing. NTP and 704GAMES will mutually agree on marketing programs reasonably and in good faith, which shall be consistent with current programs in place with similar licensed properties and will be consistent with Section 7.4. This provision does not apply to marketing programs for the ELeague, which said marketing programs will be handled by the JV and governed by the JV Agreement and/or ELeague License Agreement.

5.3 Customer Service. 704GAMES shall handle all consumer complaints, including, but not limited to negative feedback originating from on-line content (gaming forums/social media sites), refunds, recalls, warranty compliance, and other matters related to the Licensed Products and Esports competitions directly with the end consumer in a professional, ethical and diligent manner which reflects favorably on NTP, the NTP Licensors, Licensed Rights and the Licensed Products. Any consumer complaints, including, but not limited to negative feedback originating from on-line content (gaming forums/social media sites), refunds, recalls, warranty compliance, and other matters received by 704GAMES related to the NTP Products shall be referred to NTP, and 704GAMES will use Commercially Reasonable Efforts to assist with any such matters to the extent related to the NTP Products marketed, offered for sale, distributed or sold by 704GAMES hereunder.

5.4 Value in Kind. 704GAMES shall, at its sole expense and upon NTP’s request, annually provide NTP with four hundred (400) of each Licensed Product; provided, however, NTP agrees not to resell such Licensed Products at any time.

6. QUALITY CONTROL AND APPROVALS. 704GAMES AGREES THAT NO PRODUCTS (OR RELATED PACKAGING OR PROMOTIONAL MATERIALS) OR ESPORTS COMPETITIONS PRODUCED BY OR FOR 704GAMES AND BEARING THE LICENSED RIGHTS SHALL BE MARKETED, ADVERTISED, MANUFACTURED, DISTRIBUTED, OFFERED FOR SALE OR SOLD BY 704GAMES IN ANY DISTRIBUTION CHANNEL WITHOUT THE PRIOR WRITTEN APPROVAL BY NTP (OR ANY NTP LICENSOR OR OTHER DESIGNEE AS DEFINED HEREIN) FOR ITS RESPECTIVE LICENSED RIGHTS) PURSUANT TO THE FOLLOWING:

6.1 Licensed Products Manufactured by 704GAMES. The Licensed Products shall meet or exceed high standards of style, appearance, image and quality (including, but not limited to, quality of material and workmanship) in order to protect and enhance the Licensed Rights, the high reputations enjoyed by NTP, NTP Licensors, the Teams, Driver(s) and their sponsors, and the substantial goodwill pertaining thereto. All units and copies of the Licensed Product shall be consistent with, or superior in quality to, the builds provided to and approved by NTP. Such approval by NTP shall not be unreasonably withheld, conditioned or delayed. If NTP should disapprove any build, it shall provide specific reasons for such disapproval. Once such builds have been approved by NTP, 704GAMES shall not materially depart therefrom without NTP’s prior express consent, which shall not be unreasonably withheld, conditioned or delayed. 704GAMES shall manufacture, package, ship and label the Licensed Products in accordance with (i) all applicable foreign, federal, state and local laws, rules and regulations, (ii) all applicable industry standards and guidelines, (iii) the reasonable manufacturing and packaging specifications and requirements established from time to time by NTP or the NTP Licensors that have granted rights with respect to the Licensed Products and communicated in advance in writing to 704GAMES, and (iv) any “codes of conduct” of sponsors communicated in advance in writing to 704GAMES. NTP shall supply to 704GAMES promptly upon the occurrence thereof updated written guidelines as to style/use, brand positioning and creative/artwork governing approved and appropriate uses of the Licensed Rights. 704GAMES shall remain fully responsible for compliance with such written guidelines pertaining to design, quality, product liability and other aspects of the Licensed Products. Any warranties given by 704GAMES shall comply with the Magnuson-Moss Warranty Act and any other applicable laws, rules or regulations.

6.2 Licensed Products Manufactured by Manufacturers. In the event that Licensee uses a subcontractor develop one or more Licensed Products or any component thereof, In the event that 704GAMES employs the use of Manufacturers for Licensed Products, Licensee shall provide Licensor with the name, address, telephone number and name of the principal contact of the proposed Manufacturer. All proposed Manufacturers must execute an authorized Manufacturer’s Agreement provided by Licensor prior to any use of the Licensed Rights, as seen in the attached Exhibit F. 704GAMES shall continue to be bound by and to observe all terms and conditions of this Agreement (including, without limitation, the full payment of all Royalties), and shall remain fully responsible for ensuring that the Licensed Products are manufactured in accordance with the terms herein including approval. 704GAMES shall also take the necessary steps to ensure that the Manufacturer: (i) produces the Licensed Products only as and when directed by 704GAMES, in accordance with this Agreement; (ii) does not distribute, sell or supply the Licensed Products to any Person other than 704GAMES or 704GAMES’ designee consistent with the rights granted herein; and (iii) does not delegate in any manner whatsoever its obligations with respect to the Licensed Products. The Manufacturers identified on Exhibit E are hereby approved. 704GAMES will ensure that it complies (and its Manufacturers comply) with such certification standards as are consistently adopted, applied and satisfied within the relevant industry for lawful, ethical, and humane manufacturing throughout the world, such as (w) WRAP Certification from Worldwide Responsible Apparel Production/Worldwide Responsible Accredited Production, (x) certification/conformity assessment from the International Association for Standardization (ISO), (y) SA8000 certification from Social Accountability International, or (z) other applicable certification program. Upon request, 704GAMES will provide NTP with a copy of a letter or certificate from an applicable organization evidencing such certification or assessment. 704GAMES’ failure to comply with this Section 6.2 may result in immediate termination of this Agreement and confiscation and seizure of any Licensed Products. If, at any time during the Term, a Manufacturer is no longer approved by NTP, acting in its reasonable discretion, or NTP determines, in its reasonable discretion, that any Manufacturer is in breach of its obligations under this Agreement or the terms of its applicable manufacturing agreement, 704GAMES shall use reasonable measures to terminate immediately the agreement with that Manufacturer and take all Commercially Reasonable measures under the applicable manufacturing agreement to discontinue immediately the manufacture and distribution of Licensed Products by that Manufacturer.

6.3 Rejections and Non-Compliance. 704GAMES shall cause the Licensed Products to meet and conform to high standards of style, quality and appearance acceptable to NTP or its agent. All submissions, including builds, not approved by NTP pursuant to this Agreement shall promptly be destroyed by 704GAMES. 704GAMES shall advise NTP regarding the time and place of such destruction (in sufficient time to arrange for a NTP representative to witness such destruction, if NTP so desires) and such destruction shall be attested to in a certificate signed by one of 704GAMES’ officers and submitted to NTP within fifteen (15) days of the date on which the build was not approved. In the event of 704GAMES’ unapproved or unauthorized manufacture, distribution, use or sale of any products or materials bearing the Licensed Rights, including Packaging, Advertising, or other promotional materials, or the failure of 704GAMES to comply with this Section 6, NTP shall have the right to: (1) immediately revoke 704GAMES’ rights with respect to the affected Licensed Product licensed under this Agreement, and/or (2) expense or require that 704GAMES confiscate or order the destruction of such unapproved, unauthorized or non-complying products. Such right(s) shall be without prejudice to any other rights the parties may have under this Agreement or otherwise.

6.4 Changes to Licensed Rights. 704GAMES acknowledges that, from time-to-time, it may be necessary for NTP for reasons beyond its control or an NTP Licensor for such reasons to modify certain elements of the Licensed Rights used in connection with the Licensed Products and/or Esports, to add additional elements to the Licensed Rights, or to discontinue use of some or all of the elements or Licensed Rights. Accordingly, neither NTP nor any NTP Licensor represents or warrants that the Licensed Rights or any elements thereof will be available, maintained or used in any particular fashion. Subject to the foregoing, any new elements or modifications to existing elements used by NTP or any NTP Licensor or required by their sponsors following the execution of this Agreement may be included as, or deleted from (as applicable), the Licensed Rights. To the extent permitted by Team sponsors, 704GAMES shall not be precluded from using any Licensed Rights as contemplated in this Agreement. Subject to the foregoing, 704GAMES agrees to comply with NTP’s written request to include such elements as, or delete such elements from, the Licensed Rights within a reasonable period of time specified by NTP from its receipt of such written request; provided such changes shall not restrict or limit 704GAMES’ rights to sell or distribute Licensed Products in production or produced at the time of such request or, at its election, to liquidate such products in accordance with the terms hereof, and NTP will work with 704GAMES in good faith to prepare for and consider issues related to such changes with as much advance notice as reasonably practical, and, provided further, that 704GAMES, in accordance with the requirements of Section 11 hereof, agrees to keep such information confidential until such time as NTP, the Teams or Driver, or their sponsors elect to disclose such information or otherwise authorize 704GAMES to disclose such information.

6.5 Photographs and Artwork. 704GAMES SHALL BE RESPONSIBLE FOR OBTAINING ITS OWN PHOTOGRAPHS AND ARTWORK AND ENSURING THAT ANY DEPICTION OF ANY DRIVER, RACE CAR OR OTHER LICENSED RIGHTS ACCURATELY DEPICTS THE THEN CURRENT SPONSORS AND COLORS AND SHALL ALSO BE RESPONSIBLE FOR OBTAINING ALL CLEARANCES AND APPROVALS FOR COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY MATTERS FROM ALL THIRD PARTIES (OTHER THAN NTP AND ITS NTP LICENSORS). ALL USE OF SUCH PHOTOGRAPHS AND ARTWORK ARE SUBJECT TO THE APPROVAL PROVISIONS SET FORTH HEREIN.

6.6 Approval Program. Approvals shall be submitted online to the extent practicable by 704GAMES through a designated approval partner and/or program (“Online Approval Program”), such Online Approval Program shall be provided at no cost to 704GAMES. Provided that NTP procures that such representations shall not impose any additional fees upon 704GAMES in respect thereof, NTP shall have the right to delegate the quality control and approval of products pursuant to this Section 6 to a designated representative of each applicable NTP Licensor with respect to approvals of products and production builds that include the Licensed Rights of that NTP Licensor, and references to NTP in this Section 6 shall include any such designee for an NTP Licensor of which NTP notifies 704GAMES in writing.

6.7 Approval Procedures. Each product, or a detailed description of the product, which 704GAMES desires to be approved as a Licensed Product, and all related labels, tags, packaging materials and other forms of identification, must be submitted to NTP for final written approval before 704GAMES undertakes production of such product. For each product for which approval is sought, concepts, artwork and all renditions of the Licensed Rights which 704GAMES proposes to use in connection with the manufacture, sale, promotion, advertising, marketing and/or distribution of a Licensed Product, including, but not limited to, all media, renditions and sketches, together with builds as NTP (or its designee) may reasonably require, must be submitted to NTP (or its designee) online and be accompanied by (A) a detailed description of the Licensed Product, (B) a unique tracking number and all other unique or special information regarding the proposed Licensed Product (including the proposed number of units where applicable and reasonably requested by NTP or the NTP Licensor), (C) other marketing elements (including tentative price points, advertising and marketing plans, etc.), (D) the country of origin, port of export and import/entry, and (E) the anticipated initial shipment or distribution date of the product. 704GAMES’ advertising or marketing plans shall be in accordance with the parties’ agreement under Section 7.4 and NTP shall not condition approval of 704GAMES’ advertising and marketing plans on 704GAMES’ spending in excess of the amount set forth in Section 7.4. Any materials that are not submitted electronically shall be submitted to NTP (or its designee) at the address provided under Section 15.1. NTP (or its designee) may approve or disapprove of any production build required to be delivered to it hereunder reasonably and in good faith as soon as practicable, but within at least fifteen (15) business days after receipt by NTP (or its designee), and if 704GAMES does not receive written notice of approval or disapproval within such period, such build shall be deemed disapproved. In the event a Licensed Product is disapproved, NTP (or its designee) will notify 704GAMES of the reason for disapproval and the steps required to gain approval. Approval of artwork or for a particular use on a particular product or article does not imply approval for use of such artwork on a different article or for a different purpose. Neither NTP nor its designee has any obligation to approve, review or consider any item that does not comply with reasonable submission procedures announced by NTP (or its designee). Approval by NTP (or its designee) will not be deemed to be a determination that the approved matter complies with all applicable regulations and laws.

6.8 Ownership of Artwork. All artwork, if any, supplied to 704GAMES by NTP shall remain, as between 704GAMES and NTP, the sole and exclusive property of NTP or its NTP Licensors and 704GAMES shall make no use of such artwork other than under the terms and conditions of this Agreement and 704GAMES shall not furnish copies of such artwork to any third party other than an approved Manufacturer or as may be reasonably necessary for 704GAMES to exercise its rights and obligations under this Agreement, without the express written approval of NTP. All artwork supplied to 704GAMES by, or at the direction of, NTP and all copies thereof shall be returned to NTP, upon request by NTP.

6.9 Approval of Marketing Materials. A sample of all advertising and promotional material prepared by 704GAMES in connection with the Licensed Products shall be delivered to NTP (or its designee) prior to use and shall be subject to the prior written approval of NTP (or its designee), reasonably and within fifteen (15) business days. If 704GAMES has not received written approval within fifteen (15) business days of delivery to NTP (or its designee), such materials shall be deemed disapproved. In the event any submission required by this section is disapproved, NTP will notify 704GAMES in writing of all reasons for disapproval and the steps required to gain approval. If the advertising and/or promotional material has been previously approved in writing by NTP (or its designee), 704GAMES may reuse such material without again obtaining the written approval of NTP (or its designee) unless such approval has been previously withdrawn in writing by NTP (or its designee) or unless this Agreement has been terminated. All copyrights in such advertising and promotional material shall bear a copyright notice in the name of NTP (or the NTP Licensor, as applicable).

6.10 Approval of In-Game Advertising. The parties acknowledge that 704GAMES may create, market, advertise, promote and sell in-game advertising in Licensed Products, including, but not limited to, static and dynamic ads, fictitious car sponsors, product placement, etc., but not including any rights acquired by 704GAMES which represent actual team/driver/track sponsors as represented on simulated NASCAR tracks, cars and/or uniforms. The parties further agree NTP and the NTP Licensors have an interest in protecting the rights of its exclusive sponsors. Accordingly, NTP and 704GAMES will cooperate to give NTP’s and the NTP Licensor’s sponsors the first opportunity to participate in in-game advertising within the Licensed Products, subject to separate agreements between 704GAMES and such third parties. Furthermore, all such in-game advertising shall be approved by NTP, in its sole discretion, in accordance with Section 6.9 above. Nothing in this paragraph shall be construed to prevent 704GAMES from allowing end users to create their own fictional vehicles and fictional drivers within Licensed Products or to prevent 704GAMES from creating fictional vehicles using 704GAMES’ brand as sponsors on fictional vehicles. Notwithstanding the foregoing, the provisions set forth in this Section 6.10 will be applicable to the Licensed Products and shall exclude any incremental in-game advertising which is specific to ELeague events operated by the JV.

6.11 Approval of Esports Competition. All competition rules, guidelines, components, competition structure, prizing, and marketing and promotional materials of the Esports competitions shall be approved by NTP in accordance with Section 6.9 above, which NTP will in good faith consider all structures and other aspects of such Esports competitions submitted by 704GAMES. 704GAMES shall not be permitted to brand and/or imply that any approved Esports or ELeague competitions are “officially sanctioned series” of NASCAR [***]. Except as expressly set forth herein, 704GAMES shall be permitted to stage, structure and operate Esports competitions in its discretion. Notwithstanding the foregoing, all competition rules, guidelines, components, competition, structure, prizing, and marketing and promotional materials for the ELeague shall by handled by the JV and governed in the JV Agreement and/or ELeague License Agreement.

6.12 Approval of Esports Sponsorship and Advertising. The parties shall mutually agree on how advertising and sponsorships of 704GAMES’ Esports competitions are sold, displayed and marketed, provided that all such activity shall be subject to NTP’s and NASCAR’s pre-existing relationships and obligations. NTP shall approve all proposed advertising and sponsorship affiliated with 704GAMES’ Esports competitions in accordance with Section 6.9 above. The parties must mutually agree on any specific advertising/sponsorship packages offered to third parties in advance. Notwithstanding the foregoing, all aspects of sponsorship and advertising for the ELeague will be handled by the JV and governed in the JV Agreement and/or ELeague License Agreement.

7. PAYMENTS. In consideration of this Agreement, 704GAMES shall pay NTP as follows:

7.1 INTENTIONALLY OMITTED.

7.2 Royalty Rate. In consideration for the licenses granted herein, 704GAMES shall pay NTP a total Royalty payment (including all participating Teams and NASCAR) as follows:

Type of Licensed Product	Royalty Rate Payable to NTP
Licensed Product Net Sales (as is defined herein)	[***]

Licensed Product Net Sales via digital distribution of Licensed Products including full and partial versions of Licensed Products distributed directly to consumers, and telemetry-based micro-transactions which shall be calculated less transaction costs and licensing costs paid to SportVision, Inc. (if applicable)

[***]
Net Sales (as defined herein) from Xbox Live and Sony Avatars for Virtual Products	[***]
Gross receipts received by Licensee of Licensed Products for inclusion in OEM Bundles	[***]
Gross Advertising Revenue (as defined herein)*	[***]
Gross Advertising Revenue (as defined herein) for Free-To-Play Model Games	[***]
Net Sales of All other Virtual Products	[***]
Net Subscription Revenue of Esports during the 2018 through 2022 years of the Term*	[***]
Net Subscription Revenue of Esports up to [***] gross during the 2023 through 2029 years of the Term*	[***]
Net Subscription Revenue of Esports between	[***]
[***]and [***]gross during the 2023 through 2029 years of the Term*
Net Subscription Revenue of Esports above [***] gross during the 2023 through 2029 years of the Term*	[***]

*Revenue attributable to the ELeague shall not account towards any revenue associated with Licensed Products and/or Esports and shall be treated separately in the JV Agreement and/or ELeague License Agreement.

7.3 Minimum Annual Guarantees and Advances. In consideration of the rights granted herein, 704GAMES shall pay the following Minimum Annual Guarantees and advance payments on the Net Sales of Licensed Products and Net Subscription Revenue of Esports to NTP:

MINIMUM ANNUAL GUARANTEE AND ADVANCES	2015	2016/2017	2018	2019	2020	2021	2022
Licensed Products on Category 1 Platform	N/A	[***] of which [***] shall be immediately payable upon first commercial release	N/A	N/A	N/A	N/A	N/A
Licensed	N/A	N/A	[***] due and	[***] due and	[***] due and	[***] due and	[***] due and
Products and			payable as follows:	payable as follows:	payable as follows:	payable as follows:	payable as follows:
Esports
			• [***] due	• [***] due May	• [***]	• [***] due	• [***] due
			May 15, 2018	15, 2019	due May 15,	May 15, 2021	May 15, 2022
			• [***] due	[***] due August	2020	• [***] due	• [***] due
			August 15,	15, 2019	• [***]	August 15,	August 15,
			2018	• [***] due	due August	2021	2022
			• [***] due	November 15, 2019	15, 2020	• [***] due	• [***] due
			November 15,	[***] due	• [***]	November 15,	November 15,
			2018 • [***] due	December 15, 2019	due November	2021 • [***] due	2022 • [***] due
			December 15,		15, 2020	December 15,	December 15,
			2018		• [***]	2021	2022
due
December
15, 2020

MINIMUM ANNUAL GUARANTEE AND ADVANCES	2023	2024	2025	2026	2027	2028	2029
Licensed Products on Category 1 Platform	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Licensed Products	[***] due and	[***] due and	[***] due	[***] due	[***] due	[***] due	[***] due
and Esports	payable as follows:	payable as follows:	and payable as	and payable as	and payable as	and payable as	and payable as
			follows:	follows:	follows:	follows:	follows:
	• [***] due May	• [***] due May
	15, 2023	15, 2024	• [***] due	• [***] due	• [***] due	• [***] due	• [***] due
	• [***] due	• [***] due	May 15, 2025	May 15, 2026	May 15, 2027	May 15, 2028	May 15, 2029
	August 15,	August 15,	• [***] due	• [***] due	• [***] due	• [***] due	• [***] due
	2023	2024	August 15,	August 15,	August 15,	August 15,	August 15,
	• [***] due	• [***] due	2025	2026	2027	2028	2029
	November 15,	November 15,	• [***] due	• [***] due	• [***] due	• [***] due	• [***] due
	2023	2024	November 15,	November 15,	November 15,	November 15,	November 15,
	• [***] due	• [***] due	2025	2026	2027	2028	2029
	December 15,	December 15,	• [***] due	• [***] due	• [***] due	• [***] due	• [***] due
	2023	2024	December 15,	December 15,	December 15,	December 15,	December 15,
			2025	2026	2027	2028	2029

7.4 Marketing Commitment. Commencing in 2016, 704GAMES commits to an annual minimum marketing budget of Two Million U.S. Dollars ($2,000,000) towards the marketing, promotion and advertising of Licensed Products and Esports competitions to which will commence in 2016 be substantially comparable and similar in stature with other sports-oriented games in top-tier professional and/or major sports properties of similar size.

7.5 Warrants. 704GAMES shall have duly executed and delivered the Warrant Agreement, in the form attached hereto as Exhibit H, to NTP, which the parties acknowledge and agree was previously executed and dated as of October 2, 2015.

7.6 INTENTIONALLY OMITTED.

7.7 Payments; Statements and Records.

(a) Payment. All Royalty payments shall be made in U.S. dollars to the order of NTP as set forth in Section 15.1 and are due and payable within forty five (45) days after the end of each calendar quarter for sales or distributions during such previous calendar quarter. Complete and accurate Royalty Payment reports will be due whether or not there are sales during the previous quarter. All reports must be broken down to the SKU level by Specific Product Classification and include the breakdown for all Esports revenue generated.

Any advances paid to Licensor by Licensee shall be credited against Royalties owed by Licensee to Licensor. In the event Licensee pays Royalties over and above the Minimum Annual Guarantee prior to the end of the year and before all advance payments are made, Licensee shall solely be responsible for remitting Royalty Payments that exceed the Minimum Annual Guarantee for such given year (e.g., in 2019, if Licensee pays Licensor [***] after the end of the first quarter, the advances listed for the 2019 Minimum Annual Guarantee shall no longer be due, and Licensee will only be responsible for reporting and remitting any requisite Royalties owed by Licensee to Licensor after the end of each additional quarter in 2019). All Minimum Annual Guarantees, advances, and Royalties, as well as any other payments made to Licensor herein, shall be non-refundable and shall be fully earned when paid.

Licensee further covenants that it shall pay Licensor the Minimum Annual Guarantee pursuant to the Agreement regardless of whether Licensee is able to sell enough Licensed Product(s) and/or generate enough Esports revenue to offset the Minimum Annual Guarantee(s). Licensor relies on such Minimum Annual Guarantee(s) to facilitate its own business objectives and as a result under no circumstances will it reduce, waive or otherwise permit Licensee to carry such Minimum Annual Guarantee(s) forward to another year.

Additionally, any Royalty for a category of Licensed Product sold shall only be applied against the Minimum Annual Guarantee for such Licensed Product for the contract year in which the category of such Licensed Product was sold (i.e., any shortfall in, or payment in excess of, the Minimum Annual Guarantee for a contract year may not be offset or credited against the Minimum Annual Guarantees for any other contract year). If Minimum Annual Guarantees are stated separately for different categories of Licensed Products, Royalties resulting from Net Sales of a category of Licensed Product shall be applied only against the Minimum Annual Guarantee for such category of Licensed Product. Moreover, Licensee is responsible for remitting Royalties resulting from the Net Sales of Licensee’s remaining inventory of Licensed Products in existence at the time of expiration or termination during the applicable period specified in Section 8.5(b) of the Agreement and such Royalties shall not be offset or credited against any Minimum Annual Guarantee specified in this Agreement.

(b) Date of First Use. Upon request, 704GAMES agrees to provide NTP with the date of first use of the Licensed Products in interstate and intrastate commerce and prompt notice of the first shipment of each such Licensed Product.

(c) Bankruptcy. In the event of a bankruptcy filing by or against 704GAMES, to the extent that any proceeds from the sales of Licensed Products are deemed to be property of 704GAMES rather than held in trust for NTP, and to the extent that this Agreement has not been terminated, the parties intend that any Royalties during the bankruptcy period be deemed administrative claims under the bankruptcy code because the parties recognize NTP’s right to fully exploit the rights hereunder through alternative means will be significantly limited, delayed or eliminated during the bankruptcy period and that the bankruptcy estate will enjoy material benefits with respect thereto.

(d) Final Accounting. Sixty (60) days prior to the scheduled expiration of the Term, 704GAMES shall provide NTP a statement indicating the number, type and description of all Licensed Products on hand or in process. In the event of an earlier termination of the Agreement, such report will be due thirty (30) days after receipt of notice of such termination by 704GAMES.

(e) Correctness of Statements and Payments. The receipt or acceptance by NTP of any statements furnished pursuant to this license or any Royalties paid hereunder (or the cashing of any Royalty checks paid hereunder) shall not be deemed a waiver of any rights and shall not preclude NTP from auditing the accuracy of 704GAMES’ records at any time following at least five (5) days business notice and subject to the applicable statute of limitations required by law. In the event that NTP engages outside auditors or an outside audit firm, such outside auditor or outside audit firm will not be granted access to 704GAMES’ records prior to executing a non- disclosure agreement mutually approved by 704GAMES and NTP. In the event any inconsistencies or mistakes are discovered in such statements or payments that 704GAMES and NTP agree are inconsistencies or mistakes in NTP’s favor or that have been determined by appropriate proceedings to be inconsistencies or mistakes in NTP’s favor, they shall immediately be rectified and the appropriate payment made by 704GAMES. In the event of an overpayment by 704GAMES that 704GAMES and NTP agree reasonably and in good faith is an overpayment or that has been determined by appropriate proceedings to be an overpayment, 704GAMES may deduct such mutually verified overpayment from any payment due with subsequent quarterly payments until fully recouped. In the event no further royalty statements would be forthcoming after discovery and mutual verification of the overpayment, then 704GAMES shall receive a refund of such overpayment within thirty (30) days after its written request for a refund to NTP.

(f) Interest on Late Payments. In the event 704GAMES fails to make any payment when due under this Agreement, or fails to submit a complete and accurate statement in the format mutually agreed to be the parties with such payment, earned Royalties will bear interest at the pertinent prime rate plus three (3%) percent per annum (or such amount permitted by law if less than this amount) on any portion not paid when due.

(g) Record Keeping and Audit. 704GAMES shall keep accurate books of account and records covering all financial detail relating to this Agreement and the computation of Royalties, and shall keep the same available for at least three (3) years after termination or expiration of this Agreement. Subject to 7.7(e) above, NTP (together with its NTP Licensors) shall have the right to audit and inspect any such books and records related to the Licensed Products, Esports and the manufacturing facilities of 704GAMES or its authorized Manufacturer during normal business hours, provided that, when possible, NTP and the NTP Licensors will make Commercially Reasonable Efforts to collectively coordinate the timing of any audits to reduce the burden on 704GAMES and its business operations. In the event that an audit by NTP (or any NTP Licensor or the respective representatives thereof) determine(s) a payment deficiency for Royalties due versus Royalties actually paid by 704GAMES, then 704GAMES shall pay the Royalty deficiency plus interest thereon until paid in full, plus, in the event that the deficiency was equal to or greater than five percent (5%) of the aggregate reported Royalty for the audited period, the costs of the audit.

8. TERMINATION

8.1 Termination by 704GAMES. Without limiting any other termination rights of 704GAMES as provided under this Agreement, 704GAMES has the right to terminate this Agreement and its obligations hereunder upon written notice to NTP if NTP commits a material breach of its obligations under this Agreement, and such breach continues uncured for a period of thirty (30) days after delivery of written notice thereof to NTP. Any such termination rights will be in addition to and not in lieu of, any other rights and remedies, whether legal or equitable, to which 704GAMES may be entitled.

8.2 Termination by NTP. Without limiting any other termination rights of NTP as provided under this Agreement, NTP has the right to terminate this Agreement and its obligations hereunder immediately upon written notice to 704GAMES without incurring thereby any liability to 704GAMES, in the event of any of the following:

(a) if 704GAMES fails to make any payment due hereunder and such default continues uncured for a period of ten (10) days after delivery of written notice by NTP to 704GAMES thereof;

(b) if 704GAMES otherwise fails to perform any of the material terms, conditions, agreements or covenants in this Agreement, and such default continues uncured for a period of thirty (30) days after delivery of written notice thereof to 704GAMES; provided, that, NTP may terminate this Agreement immediately if Royalty statements are (i) consistently understated by more than ten percent (10%) or (ii) significantly understated by more than twenty percent (20%) or not provided on a timely basis as provided herein more than twice in any contract year;

(c) if 704GAMES (i) discontinues its business as now conducted, (ii) undergoes any direct or indirect change in its ownership or control of twenty-five percent (25%) or greater in a single transaction or series of related transactions, (iii) sells all or substantially all of its assets, (iv) sells or grants rights to any product line or division that includes any of the Licensed Products, or (v) directly or indirectly assigns, transfers, sublicenses or encumbers any of its rights under this Agreement in violation of the terms hereof without the prior express written consent of NTP;

(d) if 704GAMES fails: (i) to maintain the insurance required hereunder or (ii) to provide NTP satisfactory evidence thereof, and such default in subsection (ii) above continues uncured for a period of thirty (30) days after delivery of written notice thereof to 704GAMES;

(e) if 704GAMES manufactures and sells, markets, distributes or uses in any way any Licensed Products, Esports competitions, or promotional or packaging material relating to the Licensed Products or Esports competitions without having prior written approval or verbal approval by an authorized officer of NTP or and NTP Licensor as provided under provisions of this Agreement or continues to manufacture and sell, market, distribute or use in any way any Licensed Products, Esports competitions, or promotional or packaging material relating to the Licensed Products or Esports competitions after receipt of notice of NTP disapproving such items; provided that any such default continues uncured for a period of thirty (30) days after delivery of written notice thereof to 704GAMES; and provided further that any termination pursuant to this Section 8.2(e) shall be limited to the affected Licensed Product(s) and/or Esports competition(s); or

(f) if 704GAMES breaches any material provision of this Agreement and the breach remains uncured for thirty (30) days after written notice from NTP.

Any such termination rights will be in addition to, and not in lieu of, any other rights and remedies, whether legal or equitable, to which NTP may be entitled.

8.3 Production. Upon written notice to 704GAMES without incurring thereby any liability to 704GAMES, NTP may: (i) terminate this Agreement on delivery of thirty (30) days written notice unless cure shall have occurred during said notice period solely with respect to a particular Licensed Product with respect to which Licensed Product NTP or its Designee shall have responded to all submissions for approval by 704GAMES within fifteen (15) business days, if 704GAMES does not introduce such Licensed Product to the market within one hundred twenty (120) days following approval of that Licensed Product for distribution (or, if less than 120 days remain in the then-current NASCAR National Series season, within thirty (30) days after the first race of the immediately following NASCAR National Series season) or does not continue to diligently pursue sales thereafter or (ii) terminate this Agreement immediately if 704GAMES or any Affiliate Company acting on behalf of 704GAMES manufactures, distributes or sells any Licensed Products or Esports competition that infringe on the trademarks, property or any other right of any third party; provided in the case of subsection (ii) above in each instance that any such default continues uncured for a period of thirty (30) days after delivery of written notice thereof to 704GAMES; provided, however, that no such termination shall occur in the event that the infringement results from 704GAMES’ exercise of the Licensed Rights.

8.4 Repetitive Breaches. Notwithstanding the foregoing, if 704GAMES has breached a material provision of this Agreement and been given the opportunity to cure such breach and 704GAMES breaches the same provision within a 90-day period, NTP may immediately terminate this Agreement without providing any additional notice or opportunity to cure.

8.5 Effect of Termination.

(a) Reversion of Rights. In any event of termination pursuant to this Section 8, 704GAMES acknowledges that NTP will immediately stop all approvals for the sale and distribution of any affected Licensed Products (or all Licensed Products and Esports in the event of termination of the Agreement) and any and all rights granted to 704GAMES under this Agreement as to such affected Licensed Products (or all rights granted herein the event of termination of the Agreement) are deemed automatically reverted to and vested solely and exclusively in NTP and its NTP Licensors, and 704GAMES will without further consideration execute any papers necessary to effectuate this provision.

(b) 704GAMES Obligations. Upon termination by NTP pursuant to this Section 8 or upon expiration of this Agreement, 704GAMES shall: (i) cease production and support of the Licensed Products and Esports competitions and discontinue all use of the Licensed Rights, (ii) instruct its digital distribution partners to remove Licensed Products from all distribution channels no later than ten (10) business days before the end of the Term or after termination, (iii) pay all unpaid Royalties, indemnification amounts and other sums due hereunder (and such obligation shall survive termination of this Agreement), (iv) deliver to NTP all products, packages and other materials in its possession bearing the Licensed Rights for which 704GAMES has been previously paid in full by NTP or NTP Licensors, (v) immediately deliver to NTP a complete schedule of all inventory of the Licensed Products, including any previously scheduled Esports competitions; and (vi) either (x) cause all Licensed Rights to be removed from the Licensed Products and provide NTP with satisfactory evidence of such removal, provided, however, that unless this Agreement is terminated as a result of 704GAMES’ breach of a material provision of this Agreement, and NTP’s right to the Licensed Rights has not been terminated in a manner that prohibits sell-off, 704GAMES shall be entitled to sell off or otherwise dispose of existing approved Licensed Products within twelve (12) months after any such termination or expiration and shall be responsible to NTP for all Royalties with respect thereto; or (y) in the event that such removal of Licensed Rights is not feasible destroy all products, packages and other materials in its possession bearing Licensed Rights not previously sold to NTP or NTP Licensors, as applicable, and provide satisfactory evidence to NTP of such destruction. 704GAMES will immediately deliver NTP a statement showing the number and description of the Licensed Products on hand or in process. NTP shall have the right to take a physical inventory to verify such inventory and statement, said inventory to be conducted at 704GAMES’ premises during normal business hours and upon at least ten (10) business days advance written notice. Notwithstanding the foregoing, in the event of termination by 704GAMES pursuant to Section 8.1 all Minimum Annual Guarantees shall be cancelled.

(c) Surviving Obligations. (i) The termination by NTP or expiration of this Agreement shall not relieve 704GAMES of any obligation due to NTP or the NTP Licensors under this Agreement arising or accrued prior to or as of the date of such termination or expiration, including without limitation the obligation to pay Royalties and indemnification amounts, reporting obligations, and restrictions set forth herein; (ii) Termination by 704GAMES or expiration of this Agreement shall not relieve NTP of any obligation to 704GAMES under this Agreement including, without limitation, the obligation to refund promptly to 704GAMES overpayment amounts in full as set forth in Section 7.7(e) and to pay indemnification amounts that may arise.

8.6 Sponsor Conflict. In addition to any rights set forth in Section 4.15 of the Agreement, upon written notice to 704GAMES, NTP may immediately terminate rights to utilize any particular Licensed Right(s) for which NTP’s license rights have expired or been terminated by the applicable NTP Licensor or where the Team involved has undergone substantial change, such as if the sponsor withdraws or changes, if the Driver changes teams, if the Race Car number changes or if the color scheme, logo scheme or make of the Race Car changes. For example, if a sponsor of a Team changes, licensing rights with respect to the former sponsor will cease immediately unless otherwise indicated by the Team. Further, upon written notice to 704GAMES, NTP may immediately terminate this Agreement as to any particular applicable Licensed Products, or with respect to certain affected Licensed Rights if any NTP Licensor has a Qualifying Conflicting Sponsor opportunity.

8.7 Opt-Out Events. In the event three or more Opt-Out Events occur within any given year during the Term of this Agreement, the parties shall in good faith discuss the ramifications of such Opt-Out Events and the adverse effect, if any, on 704GAMES’ rights under this Agreement.

8.8 JV Agreement and ELeague License Agreement. In the event of an uncured material breach of the JV Agreement by 704GAMES and/or ELeague License Agreement by the JV or 704GAMES, or if the JV is administratively dissolved, then this Agreement shall be nullified and the terms and conditions of the Original Agreement reinstated to its original form prior to the execution of this Agreement (for example, the differentiation between the Esports competitions and ELeague events shall no longer be delineated and all treated as Esports for purposes of this Agreement).

9. INTELLECTUAL PROPERTY

9.1 Ownership. NTP represents and warrants, and 704GAMES acknowledges and agrees, that NTP has the rights and authority to license the Licensed Rights throughout the Term. 704GAMES acknowledges that the manufacture and sale by or for it of the Licensed Products and/or Esports competitions shall not vest in 704GAMES any ownership rights whatsoever in the Licensed Rights and such Licensed Rights, as well as any trademarks, trade names, or service marks or domain names which incorporate such marks, are valid. 704GAMES agrees that its use of the Licensed Rights shall inure to the benefit of its respective owner. 704GAMES shall comply with all practices and governmental regulations in force or customarily used in the United States (or if applicable, the relevant foreign jurisdictions) in order to safeguard the rights of the NTP Licensors to the Licensed Rights, including, without limitation, imprinting where appropriate, irremovably, legibly and permanently on the Licensed Products, packaging, labeling and advertising or promotional material used in connection therewith, notice of trademarks or copyrights, or both, including, but not limited to: (i) the symbol “™” in the upper right-hand corner next to the mark, for marks which are not yet registered with the United States Patent and Trademark Office; (ii) the symbol “®” in the upper right-hand corner next to the mark, for marks which are registered with the United States Patent and Trademark Office; (iii) the symbol “© “ and such attribution notice provided by NTP for any copyrights of printed materials; and (iv) an indication that the Licensed Product, whether the Licensed Right is registered or unregistered, is “made under license” from NTP (or its designated NTP Licensor, as applicable) and other identifications as provided by NTP. All packaging must include the URL website address of NASCAR or the applicable NASCAR Team and/or Driver, as reasonably requested by NTP.

9.2 No Assignment; Acknowledgements. This Agreement shall not be considered as implying any assignment, either partial or temporary, of trademark or copyright rights of any NTP Licensor. NTP, or its NTP Licensors, shall remain as the sole holders of all rights therein as well as all actions or claims, or both, in connection with said Licensed Rights. 704GAMES acknowledges that (i) the Licensed Rights are unique and original, (ii) NTP, or its NTP Licensors, as applicable, have acquired substantial and valuable goodwill in the Licensed Rights, and (iii) the Licensed Rights have acquired a secondary meaning as trademarks uniquely associated with the merchandise authorized by that NTP Licensor. 704GAMES will at no time use or authorize the use of any trademark, trade name or other designation identical with or confusingly or colorably similar to any of the trademarks or service marks of the NTP Licensors.

9.3 No Challenge or Objection. 704GAMES shall not, during the Term or any time thereafter, and in any forum, dispute, challenge, oppose, contest or seek to cancel, nor cause or assist or aid others in disputing or contesting, exclusive right and title to the Licensed Rights of NTP or its NTP Licensors or file any application for a trademark or copyright involving the Licensed Rights.

9.4 Original Works; Works Made for Hire. 704GAMES acknowledges that any design, artwork, derivative or compilation that is derivative of the Licensed Rights, and any alterations or embellishments thereto, are derivative works as those terms are used in Section 103 of the United States Copyright Act. Therefore, any rights, including copyrights, that 704GAMES may have in those derivative works do not extend to any portion or aspect of the Licensed Rights or any derivatives thereof, and do not in any way dilute or affect the interests of NTP or its NTP Licensors in the Licensed Rights or any derivatives thereof. 704GAMES hereby represents and warrants that it will or has obtained from any third parties, including employees and commissioned parties or independent contractors, who may contribute to the creation of such copyrightable subject matter (whether as artist, photographer or otherwise), express, written and signed absolute, irrevocable and unconditional written agreements that such contributions and creations which are derivative of the Licensed Rights are deemed to be “work for hire” as contemplated by the United States Copyright Act and owned by the applicable NTP Licensor or an assignment of such works to the applicable NTP Licensor throughout the universe in perpetuity. 704GAMES will not use any such materials contrary to the rights of any NTP Licensor or in any way other than pursuant to the terms of this Agreement, and NTP and NTP Licensors shall not supply any 704GAMES “work-for-hire” artwork to any third parties during the Term of this Agreement, unless otherwise agreed to in writing by 704GAMES. Moreover, 704GAMES agrees that the derivative work will solely be used for the creation, distribution, and promotion of the Licensed Products and Esports competitions and shall not be used for any other purpose without NTP’s prior written approval. Notwithstanding the foregoing, all design, artwork, audiovisual and functional elements of the Video Gaming Products and the underlying source code, object code, software tools, routines, algorithms, and game engines included in the Video Gaming Products or used to develop and/or deliver the Video Gaming Products are and shall remain the sole and exclusive property of 704GAMES, excluding the Licensed Rights.

Notwithstanding anything to the contrary contained herein, NTP makes no proprietary claims to any operational assets of the Video Gaming Products, including any programs or codes used in the creation thereof. Furthermore, all engineering data, business plans and information specifications, drawings or any other NTP and/or NTP Licensor furnished property shall remain the exclusive property of NTP and/or NTP Licensor. 704GAMES agrees that such NTP and NTP Licensor property will be used for no purpose other than for creation of the Licensed Products and Esports competitions under this Agreement, and shall be held and maintained by 704GAMES at all times in accordance with the confidentiality provisions of Section 11 of the Agreement. Upon the expiration or early termination of this Agreement, all such property shall be returned to NTP.

9.5 Further Actions. In furtherance of the obligations herein, 704GAMES agrees that upon presentment and request by NTP, 704GAMES shall execute promptly all papers, documents and/or letters of assignment necessary and appropriate to assign and convey to the applicable NTP Licensor all copyrights and rights to obtain copyrights in copyrightable subject matter which are derivative works of the Licensed Rights, including artwork, photography, graphics, labeling and packaging.

9.6 Requisite Authorizations. 704GAMES shall undertake to secure from the appropriate authorities, at its own cost and expense, all permits, concessions or other documents required by law in connection with the manufacture, packing, shipping, marketing, importing, sale or other use of the Licensed Products, including in connection with Esports competitions.

9.7 Termination. Subject to applicable sell-off rights under Section 8.5(b), NTP may terminate rights to utilize any particular Licensed Right for which NTP’s license rights have expired or been terminated by the licensor thereof or where the team involved has undergone substantial change, such as if the sponsor withdraws or changes, if the driver changes teams, if the car number changes or if the color scheme, logo scheme or make of the car changes. For example, if an associate sponsor of a Race Team changes, licensing rights with respect to the former associate sponsor will cease immediately unless otherwise indicated by the Team except for Licensed Products previously approved and distributed or currently in production (subject to the sell-off provisions of Section 8.5(b)). NTP may immediately terminate rights to utilize any particular Licensed Right with respect to which 704GAMES commits a material breach of the terms of this Agreement, including without limitation, (i) sales of Licensed Products outside of the Territory, (ii) “dumping” or unauthorized liquidation of Licensed Products, unless approved by NTP, or (iii) failure to abide by the quality control provisions of this Agreement.

9.8 No Other Marks. Other than the Licensed Rights and 704GAMES’ corporate name and brand (as approved), such third party trademarks or indicia as may be reasonably necessary for the authenticity of the Licensed Products (e.g., marks of NASCAR, applicable contingency sponsors and Goodyear, Microsoft, Sony, NVIDIA) or as otherwise approved by NTP (e.g., special paint schemes), and other markings required by law, no other trademark, service mark, trade name, inscription or designation whatsoever shall be affixed to the Licensed Products or packaging for the Licensed Products or shall appear in any advertising or promotional material placed or produced by 704GAMES, or its agents and representatives, in connection with the Licensed Products or Esports competitions, it being the intention of the parties that (i) the source of origin of the Licensed Products is that of 704GAMES alone and (ii) no third party can directly or indirectly obtain or utilize rights to the Licensed Rights without NTP’s consent except as otherwise provided herein.

10. REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH LAWS

10.1 General. 704GAMES and NTP, on behalf of itself and each NTP Licensor, represents and warrants to the other that: (i) it has, and will maintain at all times during this Agreement, all material federal, state and local governmental permits and licenses required in order to conduct its business as contemplated hereunder; (ii) it is duly organized and validly existing under the laws of the state of its organization; and (iii) it has full power and authority to enter into and perform this Agreement and the person or persons executing this Agreement have been duly authorized to do so; (iv) with respect to NTP, that it owns or has the right to sublicense all of the Licensed Rights and has authority sufficient to make the grants of rights defined at Section 4.1 and 4.2 and that it shall provide prompt written notice to 704GAMES of all of NTP’s permissible changes to “reserved rights” as soon as reasonably practicable in the good-faith exercise of Commercially Reasonable Efforts as defined in this Agreement; and (v) the execution, delivery and performance of this Agreement shall not conflict with, violate or constitute a default under, any other contracts, agreements or undertakings to which it is a party or by which it is bound. EXCEPT AS OTHERWISE SET FORTH OR REFERENCED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. 704GAMES acknowledges that neither NTP nor any NTP Licensor makes any representation, warranty or covenant that (x) 704GAMES will derive income from the Licensed Products or Esports, (y) NTP will purchase any Licensed Products from 704GAMES or (z) NTP will provide any sales program or marketing program that will enable 704GAMES to derive income from the Licensed Products or Esports.

10.2 Additional Representations and Warranties of 704GAMES. 704GAMES further represents and warrants the following:

(a) To the best of 704GAMES’ knowledge, all designs and products submitted for approval for Licensed Products and Esports are not subject to any valid patent, copyright, trademark or other proprietary rights of any non-consenting third party;

(b) The Licensed Products and their manufacture by 704GAMES’ publishers, sub-contractors (i.e., developers), and/or Manufacturers, and 704GAMES’ activities to promote, market, advertise, sell and distribute the Licensed Products and Esports, will conform at all times to all applicable federal, state and local laws, rules, regulations, ordinances and other enactments and industry standards, including, but not limited to, those relating to product safety and child labor laws. In particular, 704GAMES certifies that all Licensed Products will meet all applicable standards, if any, of the Consumer Product Safety Commission (CPSC), American Society for Testing and Materials (ASTM), Toy Manufacturers of America Safety Standards, the Consumer Products Safety Act, the Child Protection and Safety Act, the flammability standards contained in 16 CFR 1610, the lead content standards contained in 16 CFR 1303, the children/juvenile sleepwear standards contained in 17 CFR 1615 and 1616, the dimensional stability and color fastness standards as defined by the American Association of Textiles and Clothing Coalition, the Federal Trade Commission, and Underwriter Laboratories specifications and requirements.

(c) Neither 704GAMES nor any of its Manufacturers are engaged in any unfair labor, wage or benefits practice or practices violative of applicable laws or regulations or involving unsanitary, unhealthy and/or unsafe labor conditions, the employment of child, forced, indentured, involuntary, prison or uncompensated labor, the use of corporal punishment, discrimination based on race, gender, national origin or religious beliefs, or similar employment activities or conditions. For purposes of this Agreement, “child labor” shall mean the use of children who are less than the age of compulsory schooling in the country of manufacture and, in any case, shall not be less than 16 years.

(d) The Licensed Products will be merchantable and fit for the purpose for which they are intended and will not be defective. The Licensed Products and Esports will be of a standard of quality at least as high as that of the builds made available for NTP’s inspection and approval so as to be suited to their exploitation and to the protection and enhancement of the Licensed Rights and goodwill pertaining thereto. The Licensed Products will be manufactured in accordance with 704GAMES’ manufacturing specifications, protocol, safety, and quality control standards (“Manufacturing and Product Specifications”). If requested, 704GAMES will submit its Manufacturing and Product Specifications to NTP and the same will be subject to NTP’s written approval, and once approved will be deemed to be a part of this Agreement. 704GAMES shall provide, upon request by NTP, a quality assurance plan which is used to ensure the continuing acceptable quality of the Licensed Products. The plan will include a description of the quality controls observed in the Licensed Products’ manufacture, and the procedures followed to audit and verify continued quality and conformance to specifications of the Licensed Products.

(e) Neither 704GAMES nor any of its Manufacturers are engaged in any activity which is in violation of U.S. Customs laws or regulations or, to the best of 704GAMES’ knowledge, international agreements or foreign laws governing the international sale of goods, including, but not limited to, false documentation, counterfeit visas or illegal transshipments to evade quota restraints negotiated between the country of export and the U.S.

(f) To the extent NTP reasonably determines any of 704GAMES’ Manufacturers has caused 704GAMES to breach any of the foregoing representations, if curable under this Agreement, 704GAMES may cure the breach by terminating the relationship with such Manufacturer and taking all other related actions reasonably necessary to cure such breach (whether it be payment of governmental fines, recalls, curative ads and correspondence or other reasonably appropriate actions requested by NTP and/or NTP Licensors).

10.3 Internal Compliance. To assist NTP in assuring compliance with this Agreement, 704GAMES agrees to: (i) require all of its officers and employees who will be responsible for or involved with the implementation of procedures designed to ensure compliance with this Agreement to review and familiarize themselves with this compliance provision; (ii) provide NTP and NTP Licensors with access to its facilities, on no less than three (3) business days’ notice, to conduct inspections; and (iii) upon reasonable request, provide NTP with proof of compliance by 704GAMES with applicable labor laws and regulations, including, without limitation, proof that all employees meet minimum legal working age and pay requirements and the right to interview such employees regarding the same.

11. CONFIDENTIALITY.

Each party hereto agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public Confidential Information received by such party in connection with this Agreement and agrees and undertakes that it shall not disclose to any third party (including without limitation any fan or member clubs, other licensees, sanctioning bodies, trade associations, industry groups, publications or other persons or entities) or use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, without the express prior written consent of the disclosing party. For purposes of this Agreement, “Confidential Information” shall mean information, documents and other tangible things, provided by either party to the other, in whatever form, whether alone or in its compiled form and whether marked as confidential or not, relating to the party’s business and marketing, including without limitation, the party’s financial information, personal information, customer lists, product plans and marketing plans, the terms and conditions of this Agreement, any materials provided pursuant to or in accordance with this Agreement, and any financial information regarding NTP licensing (including without limitation, royalty rates, royalties, minimums, guarantees, distribution channels, volume of sales, breakdown of sales by product or SKU or other such information). Any party may disclose Confidential Information required to be disclosed (i) pursuant to subpoena or other court process; provided that the party required to make such disclosure gives the other party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and uses its reasonable good faith Commercially Reasonable Efforts to obtain assurance that such information will be accorded confidential treatment, (ii) when required to do so in accordance with the provisions of any applicable law or regulations, including the regulations of any national securities exchange or trading market on which the securities of such party or its Affiliate Companies are traded, to such persons to whom such disclosure is so required, (iii) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which such party conducts its business, to such agency, (iv) to such person’s independent auditors and other professional advisors that have a reasonable need or basis for access thereto; provided they agree to maintain confidentiality, (v) subject to continued confidentiality, and only on a “need to know” basis and to the extent reasonably necessary, to such party’s parent companies or equity owners, and in the case of NTP and the NTP Licensors, to their sponsors and Drivers, (v) to the extent that such information is already known to the recipient or otherwise in the public domain, and (vi) in order to protect or enforce their rights hereunder. The foregoing confidentiality provision shall survive the termination or expiration of this Agreement.

12. CUSTOMS

If Licensed Products are imported into or exported (if permitted) from the United States into countries within the Territory, then 704GAMES shall provide, as necessary, all appropriate documents to customs officials which are necessary to prove that NTP has authorized 704GAMES to import and/or export, the Licensed Products, bear all costs and expenses in dealing with customs officials, and reimburse NTP for any expenses which it may incur when 704GAMES’ failure to provide the necessary custom documents necessitates NTP’s involvement to avoid the detention, seizure and/or forfeiture of the Licensed Products or to procure their release. NTP agrees to cooperate with, and to provide reasonable assistance to, 704GAMES and its Manufacturers, at 704GAMES’ expense, in connection with the lawful import of Licensed Products in to the United States. At no cost to 704GAMES, NTP shall provide to 704GAMES upon request letters acknowledging the right of 704GAMES to import through U.S. Customs and Border Protection the Licensed Products bearing the Licensed Rights.

13. INDEMNIFICATION AND INSURANCE

13.1 Indemnification by 704GAMES. Except as provided at Section 13.2, 704GAMES shall be solely responsible for all liability arising out of the manufacturing and import of the Licensed Products and 704GAMES’ advertising, promotion, distribution and sale of the Licensed Products and Esports. 704GAMES agrees to indemnify, defend, release and hold harmless NTP and its NTP Licensors, sponsors and drivers and their respective officers, directors, employees and agents as well as any affiliates or subsidiaries of the foregoing (the “NTP Indemnified Parties”) from any and all claims, losses, suits, demands, liability, cause of action, injury or damages (including, but not limited to, attorneys’ fees, expert witness fees, costs and expenses, fines, penalties or sanctions) of any kind or nature whatsoever, including death, whether such claim be for breach of warranty, product liability, or for any other alleged claim, and whether such claim be based in negligence, strict liability, or under any other theory, against any NTP Indemnified Party to the extent arising out of: (i) the Licensed Products and Esports competitions (other than related to proper uses of the Licensed Rights authorized under this Agreement), (ii) the actions or inactions of 704GAMES, its Manufacturers or Subcontractors or their respective employees, agents or representatives in accordance with this Agreement (except to the extent such actions or inactions are expressly authorized by and in accordance with this Agreement), (iii) any claims of unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method or device or other proprietary right by 704GAMES in connection with the designs of or otherwise related to the Licensed Products and Esports competitions (excluding the use of the Licensed Rights expressly permitted hereunder), (iv) false advertising, fraud, misrepresentation related to the Licensed Products, Esports or use by 704GAMES of the Licensed Rights, (v) unauthorized use of the Licensed Rights by 704GAMES, (vi) 704GAMES’ non-compliance with any applicable laws or rules or regulations; (vii) breach by 704GAMES of its representations or warranties provided under this Agreement; or (viii) libel or slander against, or invasion of rights of privacy or publicity of, any third party by or on behalf of 704GAMES (other than related to proper uses of the Licensed Rights authorized under this Agreement). 704GAMES, as indemnification provider, will indemnify and hold the NTP Indemnified Parties harmless against all cost and expense incurred, including settlements, judgments and reasonable attorneys’ fees in the defense of any claim that arises as a result of the use by 704GAMES or its agents of the Licensed Rights outside of the Territory. The indemnification hereunder shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, 704GAMES shall have no indemnification obligation with respect to the NTP Products, provided that 704GAMES shall remain responsible for its acts and omissions with respect to exercising its rights hereunder relating to such NTP Products. 704GAMES will assume on behalf of the NTP Indemnified Parties the defense of any action at law or suit in equity or any other proceeding which may be brought against any NTP Indemnified Party upon such indemnified claim by an unrelated third party. This indemnity shall continue in force notwithstanding the termination or expiration of this Agreement. 704GAMES shall be responsible for any damages that any NTP Indemnified Party may suffer as a result of any manufacture of Licensed Products by any Manufacturer/Subcontractor engaged by or on behalf of 704GAMES. NTP agrees to use good faith Commercially Reasonable Efforts to cooperate and consult, and to cause any applicable NTP Indemnified Party to cooperate and consult, with 704GAMES (at 704GAMES’ expense) with respect to any third- party indemnity claim contemplated by this Section 13.1.

13.2 Indemnification by NTP. NTP agrees to defend, indemnify, release and hold harmless 704GAMES, its Affiliated Companies and their officers, directors, employees and agents (the “704GAMES Indemnified Parties”) from any and all claims, losses, suits, demands, liability, cause of action, injury or damages (including, but not limited to, attorney’s fees, expert witness fees, costs and expenses) against any 704GAMES Indemnified Party to the extent arising out of a breach by NTP of its representations or warranties provided under this Agreement or any claim by a third party that Licensee’s exercise of the Licensed Rights as authorized and approved pursuant to this Agreement shall have infringed intellectual property rights of any third party in the United States. In the event a third party should file within the United States any claim against 704GAMES for copyright or trademark infringement or unauthorized use of any element(s) of the Licensed Rights, solely on account of 704GAMES’ proper and authorized use of the Licensed Rights in the United States in full and complete accordance with the terms hereof, 704GAMES shall promptly notify NTP of such claim, then NTP (and/or the appropriate NTP Licensors as the case may be) shall undertake defense of such claim through counsel of its choosing in NTP’s sole discretion and at its, or, at NTP’s (and/or the appropriate NTP Licensors or such entity’s licensors’) expense as to the Licensed Property, and shall take whatever steps NTP deems necessary or appropriate to defend or settle and finally dispose of such claim, provided that no such settlement shall diminish or abridge any right of 704GAMES under this Agreement without the prior written consent of 704GAMES, not to be unreasonably withheld, and shall hold 704GAMES harmless from all costs, expenses and losses arising out of such claims and the disposition thereof. NTP and/or the appropriate NTP Licensors have received indemnification from their respective licensors and reserve the right to seek recourse against such third-party licensors for any claim involving such licensors’ marks; provided, however, that such recourse shall have no bearing upon the obligation of NTP under this provision, which obligation shall not be conditional upon or affected by the existence or non- existence of any obligation between NTP and any other party or entity. If the claim is disposed of by agreed or court-imposed suspension of distribution of Licensed Products, 704GAMES, upon notice from NTP, shall suspend its distribution of the affected Licensed Products, subject to the foregoing provisions. This indemnity shall continue in force notwithstanding the termination or expiration of this Agreement. 704GAMES agrees to use good faith Commercially Reasonable Efforts to cooperate and consult, and to cause any applicable 704GAMES Indemnified Party to cooperate and consult, with NTP (at NTP’s expense) with respect to any third-party indemnity claim contemplated by this Section 13.2.

13.3 Insurance. Upon execution of this Agreement, 704GAMES shall obtain from an insurer with an A.M. Best Company rating of A.VIII or higher that is satisfactory to NTP, at 704GAMES’ own expense, and maintain in full force and effect throughout the Term and during any subsequent period when the Licensed Products, Esports competitions or NTP Products are in distribution by 704GAMES and for a one-year period thereafter, products and contractual liability, completed operations, advertiser’s and comprehensive liability insurance policies on an occurrence basis with respect to the Licensed Products and Esports competitions and shall name the NTP Indemnified Parties as additional insureds therein. Such insurance shall be primary and not contributory to any other applicable insurance maintained by the additional insureds and shall provide the NTP Indemnified Parties protection against all aforementioned claims, damages, etc. arising from Section 13.1 above. The amount of coverage of each policy should be a minimum of Five Million Dollars ($5,000,000) combined single limit, and a per annum aggregate limitation of not less than Five Million Dollars ($5,000,000). Each policy shall provide for thirty (30) days’ notice to NTP from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. 704GAMES agrees to furnish NTP a Certificate of Insurance evidencing same upon full execution of this Agreement. The amount of insurance required hereunder is only intended as a minimum and not intended to limit the applicability of 704GAMES’ insurance with respect to insurable matters hereunder.

14. LIMITATION OF LIABILITY

Neither NTP, the NTP Licensors nor any of their respective affiliates, licensors, or sponsors, nor their respective directors, officers, employees, principals, partners, agents, successors or assigns, or anyone acting by or with their authority or on their behalf, nor 704GAMES or such related entities shall be liable to the other or any of its affiliates, subsidiaries, or successors or their respective directors, officers, employees, principals, partners, agents, successors or assigns, or anyone acting by or with their authority or on their behalf for any CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES as a result of a breach or a claimed breach of this Agreement.

15. MISCELLANEOUS

15.1 Notices. Except as otherwise set forth herein, all notices or submissions to be made or delivered by either party will be sent by U.S. first class mail, postage prepaid, overnight delivery service, or by facsimile or personally delivered to the appropriate party at its respective address set forth below:

FOR NTP:

For Notices Purposes:	NASCAR Team Properties
550 South Caldwell Street, 2000
Charlotte, NC 28202
Attn: NTP Administrator
Fax: 704-348-9696
Phone: 704-348-9600

with copy to:	NASCAR Team Properties
550 South Caldwell Street, 2000
Charlotte, NC 28202
Attn: Counsel
Fax: 704-348-9696
Phone: 704-348-9600

For Payment of Royalties:	Attn: NTP Accounting Company Name: NASCAR, Inc.
Street Address: One Daytona Blvd.
City, Stat, Zip: Daytona Beach, Florida 33314
Phone: 386-253-0661
Fax: 386-681-6884

For Delivery of Product:	Attn: NTP Administrator Company Name: NASCAR, Inc.
Street Address: 550 S. Caldwell Street
City, State Zip: Charlotte, North Carolina 28202
Phone: 704-348-9600
Fax: 704-348-9696

For 704GAMES:	704Games Company
301 Camp Road
Suite 104
Charlotte, NC 28206
Attn: Ed Martin

or to other such address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth herein, provided that notice of a change of address shall be deemed given only upon receipt. Delivery is deemed to have occurred upon receipt or first properly attempted delivery.

15.2 Modification. None of the terms of this Agreement may be waived or modified except as expressly agreed to in writing by all 704GAMES and NTP.

15.3 Waiver. Any party’s failure to enforce, or delay in enforcing, any of its rights under this Agreement shall not be deemed a waiver of any of those rights or any other rights under this Agreement.

15.4 Severability. The determination that any part of this Agreement is declared void or of no effect shall not invalidate this Agreement, and either 704GAMES or NTP, at its option, may submit alternative provisions to be agreed upon by both parties.

15.5 Relationship of the Parties. The relationship between the parties hereto is solely that of independent contractors, and nothing herein shall be deemed or construed to create any franchise, joint venture, partnership or any other relationship. Nothing in this Agreement is intended by the parties hereto to create a fiduciary relationship between them, nor to constitute one party an agent, legal representative, subsidiary, franchise, joint venture, partner, employee or servant of another party for any purpose whatsoever. It is understood and agreed that each party is an independent contractor of the other and is in no way authorized to make any contract, warranty or representation or to create any obligation on behalf of the other party.

15.6 Intended Third Party Beneficiaries. The parties acknowledge and agree that the NTP Licensors are direct and intended third party beneficiaries under this Agreement and, as such, are each entitled to all rights and protections afforded to NTP hereunder solely with respect to their own Licensed Rights and may independently enforce the obligations of 704GAMES hereunder pertaining solely to the permitted uses of their respective Licensed Rights and matters related to insurance and indemnity as against 704GAMES or any entity acting by, through or on behalf of 704GAMES.

15.7 Obligation to use Licensed Rights. During the Term, 704GAMES shall not manufacture, sell, or distribute any products with a stock car or stock truck racing theme that do not include the Licensed Rights as contemplated herein without NTP’s prior written approval.

15.8 MENCS Track Rights. 704GAMES agrees to make Commercially Reasonable Efforts in securing and maintain the rights to all MENCS race tracks, subject to separate third-party agreement, during the Term for inclusion in Licensed Products and Esports competitions.

15.9 INTENTIONALLY OMITTED.

15.10 Animations. At no cost to NTP or NASCAR, 704GAMES agrees to create a reasonable number of track and car animations as goodwill to support NASCAR Competition (“Competition Animations”). Such Competition Animations will be used: (i) as needed in conjunction with MONSTER ENERGY NASCAR Cup Series Drivers Meetings in the sole discretion of NASCAR Competition; and (ii) for other relevant purposes as determined by NASCAR. 704GAMES agrees and understands that under no circumstances shall any division of NASCAR and/or NTP or any of its members be obligated to use the Competition Animations described herein for any purposes. 704GAMES will have the right to include Competition Animations in Licensed Products subject to the overall approval process set forth in the Agreement. Furthermore, NASCAR will use good faith efforts to provide a credit or acknowledgment of 704GAMES when such Competition Animations are utilized.

15.11 Credentials. NTP shall procure, through NASCAR, six (6) annual MENCS “hard cards” for use by 704GAMES, as well as a minimum of six (6) Single Event License (SEL) credentials for use by 704GAMES for each MENCS event, annually during the 2015 through 2018 years of the Term of this Agreement. Commencing in 2019 and for each year thereafter, NTP shall procure, through NASCAR, eight (8) annual MENCS hard cards, as well as a maximum of two (2) media credentials for up to five (5) MENCS events annually, for use by 704GAMES. Hard cards, media credentials and SELs are non- transferable and should be used for working purposes only and not for any consumer applications. Credential holders must comply with NASCAR’s standard rules and regulations such as age, dress, waiver and releases, etc. Notwithstanding the foregoing, NASCAR, in its sole discretion, may decide to limit or eliminate access to the garage area on an industry-wide basis for safety reasons. In the event NASCAR decides to limit or eliminate access to the garage area, as set forth above, NTP reserves the right to reduce or eliminate any hard cards, media credentials or SELs

15.12 Prevailing Parties. In the event of any breach or threatened breach of this Agreement by either party or infringement of any rights of NTP and/or NTP Licensors, if either party employs attorneys or incurs other expenses, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney’s fees and other expenses.

15.13 Governing Laws. This Agreement and the terms and provisions of this Agreement shall be interpreted and construed in accordance with, governed by, and enforced in accordance with the laws of the State of North Carolina without regard to principles of conflicts of law. Any litigation, action, or proceeding arising out of or relating to this Agreement shall be instituted only in the state or federal courts in the state of North Carolina, Mecklenburg County. 704GAMES, NTP and the NTP Licensors each hereby waive any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the jurisdiction of any such court and, waives any claim or defense of inconvenient forum. 704GAMES, NTP and the NTP Licensors each consent to service of process by certified or registered mail, return receipt requested, at their respective address and expressly waives the benefit of any contrary provision of law.

15.14 Assignment.

(a) 704GAMES shall not assign, sublicense or subcontract its rights or delegate its obligations under this Agreement, directly or indirectly, in whole or in part (whether by operation of law, in bankruptcy or otherwise) without the prior written consent of NTP. Any assignment or attempted assignment pursuant to the change of control of 704GAMES or merger or the sale of the stock, assets or business of 704GAMES or sale of a product line or division that includes rights to any of the Licensed Products and/or Esports shall not be effective without the prior written consent of NTP. Any assignment in violation of this Section 15.14 shall be null and void.

(b) 704GAMES understands and acknowledges that NTP has relied on 704GAMES’ particular skill and knowledge and unique abilities with respect to the Licensed Products and Esports competitions. In an insolvency proceeding, this Agreement shall be considered as an executory contract that may not be assumed or assigned without the prior written consent of NTP and that terminates pursuant to Section 365(3)2 of the Bankruptcy Code. The parties acknowledge that any delay by 704GAMES or any trustee to comply with all terms hereof will materially harm NTP and its NTP Licensors and interfere with NTP’s and its NTP Licensors’ ability to exploit the Licensed Rights.

(c) Upon written notice to 704GAMES, NTP may freely assign this Agreement to any successor in interest or acquirer of NTP, including without limitation, collaterally assign its financial benefits hereunder; provided that the assignee of such interest shall acquire all tangible and intangible assets of NTP with respect to this Agreement and Video Game and Digital Series and be required to assume in writing all obligations undertaken by NTP in this Agreement.

15.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

15.16 Survival. Except as otherwise provided in this Agreement and without limiting the terms provided under Section 8.5(c), the terms, provisions, covenants, representations, warranties and indemnities contained in this Agreement which by their nature, sense and context survive or are expressly intended to survive the expiration or termination of this Agreement will so survive and continue in full force and effect until they are satisfied or by their nature expire.

15.17 Affiliates and Subsidiaries. This Agreement is entered into solely between, and may be enforced only by, 704GAMES, NTP and each NTP Licensor, and this Agreement does not create any rights in third parties, including suppliers, customers or subcontractors of a party, or to create any obligations of a party to any such third parties. With respect to any rights or privileges available or reserved to a NTP Licensor under this Agreement, the term NTP Licensor shall include any of its current or future Affiliated Companies; provided, however that NTP and each NTP Licensor shall be responsible for the compliance by its current and future (after such time it becomes an Affiliate) Affiliated Companies with the terms and conditions of this Agreement, and 704GAMES acknowledges and agrees that any claim or action it may have under this Agreement, whether arising from the acts or omissions of a NTP Licensor or any of its current or future (after such time it becomes an Affiliate) Affiliated Companies, shall be brought only against NTP and such NTP Licensor.

15.18 Acknowledgment of Series Trust. 704GAMES acknowledges that: (i) NTP is a “series” trust within the meaning of Sections 3804 and 3806(b)(2) of the Delaware Statutory Trust Act; and (ii) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to NTP hereunder shall be enforceable against the assets of NTP which have been allocated to “Video Game and Digital Series” thereof and not the assets of the Trust generally or any other series of the Trust.

15.19 Entire Agreement. This Agreement and all exhibits referenced herein or attached hereto set forth the entire Agreement between the parties and supersedes all prior agreements, representations, oral statements, and understandings, including, but not limited to, the Original Agreement and the amended and restated binding term sheet fully executed on July 24, 2018, as further contemplated in Section 4.16 of this Agreement. There are no unwritten oral agreements, promises, representations, agreements or understandings between the parties other than those contained herein. Each party hereto, including the NTP Licensors, is a sophisticated business entity experienced in licensing activity and has had the opportunity to negotiate the Agreement and to be represented by legal counsel in connection therewith so no legal or other presumptions against the drafting party of the Agreement concerning its construction, interpretation or otherwise shall accrue to the benefit of any party to this Agreement.

15.20 Promotional and Social Media Support. NTP, through NASCAR, will use Commercially Reasonable Efforts to support 704GAMES’ Esports competitions through the NASCAR-branded digital and social media channels. Each NTP Licensor shall use good faith efforts to provide promotional support of 704GAMES’ Esports initiatives where feasible. Additionally, NTP acknowledges that 704GAMES will have the right to work directly with partners, stakeholders, licensors and other participants across the sport to maximize industry-wide support and promotional opportunities for 704GAMES’ respective products, initiatives, marketing, activations, Esports competitions and business activities. NTP will use Commercially Reasonable Efforts to assist 704GAMES (as requested by 704GAMES from time to time) in the introduction of 704GAMES and 704GAMES’ Licensed Products to internal and external partners.

15.21 NASCAR Digital Media Marketing Program. Commencing in 2019 and for each year thereafter, NTP shall procure, through NASCAR Digital Media, LLC (“NDM”), one (1) homepage content (editorial or video) feature and inclusion in one email newsletter and one mobile alert to all subscribers.

Additionally, commencing in 2018, 704GAMES shall receive an additional two (2) annual database marketing campaigns in addition to the one (1) annual database marketing campaign already received through the Original Agreement, for a total of three (3) annual database marketing campaigns; commensurately, 704GAMES agrees to execute two (2) annual campaigns targeting 704GAMES’ database in support of a designated NTP initiative(s). The parties acknowledge and agree that for 2018, 704GAMES has already received one (1) database marketing campaign.

Notwithstanding the foregoing, 704GAMES acknowledges and agrees that NDM may require the execution of a separate agreement between 704GAMES and NDM prior to the delivery of such foregoing assets.

Furthermore, in the event NDM creates a microsite on NASCAR.com dedicated to gaming and esports, which is currently being contemplated, NASCAR will use good faith efforts to include 704GAMES’ relevant content in this section.

15.22 Effect of Agreement. As of the Effective Date, this Agreement amends, restates and supersedes the Original Agreement and all rights and obligations of the parties arising after the Effective Date hereof shall be governed by this Agreement, as amended and restated herein.

//Signatures on the following page//

IN WITNESS WHEREOF, this Agreement has been executed by an authorized representative of each party as of the Effective Date.

LICENSOR:		LICENSEE:

NASCAR TEAM PROPERTIES SOLELY FOR AND WITH RESPECT TO ITS VIDEO GAME DIGITAL SERIES		704GAMES COMPANY

By:	/s/ Paul Sparrow	By:	/s/ Colin Smith
Print Name:	Paul Sparrow	Print Name:	Colin Smith
Title:	Trustee	Title:	President
Date:	05 Jun 19	Date:	6.3.19

EXHIBIT A

DEFINED TERMS

“704GAMES Indemnified Parties” has the meaning provided in Section 13.2 of this Agreement.

“Affiliate Company” means any subsidiary, parent, or entity affiliated with, controlling or under common control with, any party to this Agreement (including the NTP Licensors), and any Related Person of any of the foregoing. “Related Person” means any officer, director, employee, agent, or shareholder of any party to this Agreement (including the NTP Licensors) or their respective Related Companies, who owns all or a portion of its stock, bonds, debentures, or assets or who is a partner, joint venturer or shares in the ownership or distribution of its cash flow, revenue, profits or assets.

“Authorized NTP Licensee” means any Person who has, and for so long as such Person has, a then-current right from NTP and/or an NTP Licensor to use certain Licensed Rights of NTP and/or such NTP Licensor to make, or have made, distribute and sell products and merchandise bearing such Licensed Rights.

“Category 1 Platforms” means Sony PlayStation; PSP Vita; Microsoft Xbox; Nintendo Wii; Wii U; 3DS; PC Products (namely, general purpose computing devices utilizing Microsoft Windows as the operating system that are designed to run a variety of applications, including but not limited to games; and which expressly exclude dedicated gaming hardware such as Microsoft Xbox and mobile or tablet devices which may run on Windows OS); and successor platforms, operating systems and online versions to all of the foregoing.

“Category 2 Platforms” means Apple OS X; Mobile and Tablet Platforms, namely, Apple iOS (including derivatives such as AppleTV OS), Android, Blackberry OS, Microsoft Windows; Smart TVs; and successor platforms, operating systems and online versions to all of the foregoing.

“Commercially Reasonable Efforts” means reasonable and good-faith efforts to accomplish the objectives that are consistent with the general practices of the respective parties under such applicable circumstances in order to achieve the desired result(s) in a reasonable, efficient and cost-effective manner within the applicable time period, but not requiring a party to: (A) take any actions that would result in a materially adverse change in the benefits to such party to this Agreement or the transactions contemplated hereby; (B) take any actions that would be commercially unreasonable under the circumstances or require the promising party to take any actions that would, individually or in the aggregate, cause the promising party to pay additional consideration (or forego consideration) outside the ordinary course of business unless additional consideration is expressly contemplated by the terms of this Agreement; (C) take any action that would violate any law, order, rule or regulation to which the promising party is subject; or (D) initiate litigation or arbitration.

“Distribution Channels” has the meaning provided in Section 4.11(a) of this Agreement.

“Driver(s)” means any current or historical driver of a race car for a Race Team, together with any replacement or substitute drivers, which the Race Team has licensed hereunder and set forth on Exhibit B.

“ELeague” shall mean the Stock Car and/or Truck Racing Theme, mass market, Esports multiplayer competition video gaming league based on the NASCAR Heat video game series currently called the “ENASCAR Heat Pro League.”

“Esports” shall mean a form of multiplayer competition using video games, primarily between competitive gamers that: (i) is organized with structured rules; (ii) has a regular, systematic approach to prizing; (iii) has defined players, teams, leagues or tiered competition structure; (iv) has a defined schedule of events; and (v) includes the ability to perform in front of a live audience, whether through an online platform, broadcasted on television, or at a physical event. For purposes of clarification, Esports, as defined in this Agreement, shall not include the ELeague.

“Exclusive Video Gaming Products” means Simulation Style Video Gaming Products.

“Free-to-Play Model Games” means video games that are available to consumers to download for free and can be played without a subscription or a credit card, but which allows for the purchase of items and content in-game to customize gameplay.

“Gross Advertising Revenue” means gross receipts from all advertising and sponsorship associated with Esports competitions and in-game within the Licensed Products, including, but not limited to, static and dynamic ads, fictitious car sponsors, product placement, etc., but not including any rights acquired by Licensee which represent actual team/driver/track sponsors as represented on simulated NASCAR tracks, cars and/or uniforms.

“ Licensed Products” means Video Gaming Products which bear the Licensed Rights pursuant to the terms herein.

“Licensed Rights” means all available intellectual property of Video Game and Digital Series, which shall include, without limitation, all relevant copyrights, trademarks, trade dress, logos, names, likenesses, signatures, artwork, primary and special paint schemes, vehicle designs, visual representations, helmets, uniforms, photographs and accessories and all other paraphernalia associated therewith, as provided or permitted by NTP Licensors(e.g., NASCAR and/or NASCAR Teams) and each of their sponsors. This definition shall be amended during the Term (either by way of addition to or removal from the then-current rights grant to NTP’s Video Game and Digital Series) by agreement of the parties except as imposed upon NTP by NTP Licensors. For additional clarity, the Licensed Rights shall include the NASCAR bar logo, NASCAR word mark, and NASCAR Heat logo and word mark used as a primary brand of the Licensed Product (e.g., “NASCAR Heat,” “NASCAR Heat Mobile,” and “NASCAR Heat 2”), and the tagline, “Officially Licensed by NASCAR.”

“Manufacturer” means any person or entity with whom, pursuant to the written authorization of NTP in accordance with this Agreement, 704GAMES contracts for the production of Licensed Products or the application of the Licensed Rights thereto.

“Manufacturing Territory” means worldwide.

“NASCAR” means the National Association for Stock Car Auto Racing.

“NASCAR National Series” means any one of the following three (3) national racing series sanctioned by NASCAR, existing as of the Effective Date, currently the MONSTER ENERGY NASCAR Cup Series f/k/a NASCAR SPRINT Cup Series, NASCAR XFINITY Series formerly known as NASCAR NATIONWIDE Series, and NASCAR CAMPING WORLD Truck Series (commencing in 2019, to be renamed the NASCAR GANDER OUTDOOR Truck Series).

“NASCAR Specific” means that which contains only NASCAR trademarks and does not include any Team and/or Driver specific intellectual property.

“Net Sales” means the bona fide total gross U.S. dollars invoice amount billed to purchasers or for payments received, whichever is greater for Licensed Products, including the royalty amount, less royalty payments payable on such revenues to platform owners (e.g., Sony, Nintendo, Microsoft, etc.), less Licensed Product duplication costs, less sales tax to the extent actually included in the invoice amount, actual trade discounts and allowance in the ordinary course and permitted actual returns and/or actual allowance in lieu of returns in the ordinary course of 704GAMES’ business as supported by credit memoranda issued to customers. No deductions shall be made for direct or indirect costs incurred in manufacturing, selling, marketing and/or advertising (including cooperative and promotional allowances) or distributing the Licensed Product, nor shall any deduction be made for uncollectible accounts, cash discounts, similar allowances or any other amounts. 704GAMES shall be solely responsible for any and all taxes, customs, duties, levies, import or other charges on the Licensed Products. Net Sales resulting from sales made to any direct or indirect Affiliate Company of Licensee shall be computed based on the regular selling prices in the industry. If such Affiliate Company is a reseller in the industry, for the purpose of determining Net Sales, the sales price shall be the higher of the sales price charged to such Affiliate Company or the price charged in the industry by such Affiliate Company.

“Net Subscription Revenue” means the bona fide total gross U.S. dollars amount for payments received from consumers/customers for a subscription model and service associated with each consumer’s/customer’s participation in the Esports competitions, less sales tax to the extent actually included in the invoice amount, less refunds associated with subscription cancellations as supported by credit memoranda issued to consumers/customers, and less royalty payments or any other amounts payable on such revenues to the owners or operators of the Category 1 Platforms or Category 2 Platforms (e.g., Sony, Nintendo, Microsoft, Apple, etc.). It’s agreed and understood that 704GAMES may in the future distribute Esports competitions through additional operators outside the scope of Category 1 Platforms and Category 2 Platforms and to the extent that those operators require royalty payments or other compensation for the express purpose of distributing such Esports competitions, those amounts may also be deducted from Net Subscription Revenue. No deductions shall be made for direct or indirect costs incurred in manufacturing, selling, marketing and/or advertising (including cooperative and promotional allowances) or distributing the Esports competitions, nor shall any deduction be made for uncollectible accounts, cash discounts, similar allowances or any other amounts. 704GAMES shall be solely responsible for any and all taxes, customs, duties, levies, import or other charges on the Esports competitions.

“NTP Indemnified Parties” has the meaning provided in Section 13.1 of this Agreement.

“NTP Licensors” means NASCAR, the Teams, Drivers and any other Persons that have licensed or otherwise permitted, or during the Term of the Agreement will license or otherwise permit, NTP to grant their Licensed Rights solely as it relates to the specific rights granted to 704GAMES herein, including without limitation those Persons identified on Exhibit B, subject to the “Scope of Drivers” as defined herein.

“NTP Products” means all products manufactured, distributed or sold by NTP or by any entity authorized or permitted by NTP to do so, except for the Licensed Products of 704GAMES.

“OEM Bundles” means the practices in which Licensee and a third party combine the Licensed Products with one or more products which are not Licensed Products, such as game controllers, game consoles or interactive software products, and sells such combination products for one combined purchase price or in connection with a joint purchase offer.

“Opt-Out Event” means if and when any NTP Licensor terminates NTP’s rights to such NTP Licensor’s respective Licensed Rights licensed to 704GAMES pursuant to this Agreement or otherwise terminates its involvement in, withdraws from, or does not participate in NTP’s licensing programs for Video Gaming Products, in each case, in whole for any reason, including without limitation, any conflict with the product or service categories of any Qualifying Conflicting Sponsor or other partner or sponsors of such NTP Licensor, provided, however, that termination or other withdrawal from NTP or its licensing programs due to death, disability or retirement, whether temporary or permanent, of any Driver shall not be deemed to be an Opt-Out Event to the extent that 704GAMES effectively retains the Licensed Rights of such Driver with respect to Video Gaming Products.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other legal entity.

“Premium” means any product sold or given away for the purposes of increasing the sale, promoting or publicizing any other product, service or establishment, including, but not limited to incentives for sales force, internal corporate sales, trade or consumer promotions, self-liquidating offers and sales of licensed products through distribution schemes involving earned discounts or “bonus” points based on consumers’ use of offered products or services.

“Primary Sponsor” means a sponsor customarily referred to as a “primary sponsor” and which is most prominently featured on a Team race car or race truck, team truck and transporter, pit equipment, driver and crew uniforms in any NASCAR National Series race(s).

“Qualifying Conflicting Sponsor” shall mean a sponsor (or potential sponsor) of any NTP Licensor that creates a bona fide, good faith conflict that causes such NTP Licensor to be unable to grant its rights to 704GAMES hereunder; provided, that in such event, the NTP will use Commercially Reasonable Efforts to work with such sponsor to attempt to work around such conflict or make such other efforts to attempt to resolve such conflict and permit 704GAMES to make use of the pertinent indicia as a Licensed Right.

“Race Car” means any current NASCAR race car or truck operated by a Race Team.

“Race Team” means any current race team operated by a Team identified on Exhibit B attached hereto.

“Royalty” means, as set forth in Section 7.2 of the Agreement, the collective reference to royalties payable to NTP by 704GAMES or the specific reference to a certain royalty for a specific type of Licensed Product.

“Simulation Style Video Gaming Products” shall be defined as any NASCAR-branded Video Gaming Product playable on Category 1 Platforms and/or Category 2 Platforms that has a Stock Car and/or Truck Racing Theme which is intended to replicate authentic NASCAR racing competition rules and structure (including, but not limited to, points standings calculation, schedule, multiple national series, inclusion of NASCAR-sanctioned tracks, race duration, etc.) and which: (i) utilizes one or more of the Licensed Rights as the primary brand in the Video Gaming Product name and (ii) includes twelve (12) or more active drivers from the MONSTER ENERGY NASCAR Cup Series associated with their respective licensed MONSTER ENERGY NASCAR Cup Series properties (team, sponsors or car number) (i.e., the NASCAR Heat franchise).

Notwithstanding the foregoing, Licensee acknowledges that, during the Term, 3rd-party NASCAR-branded casual games may include some mix of core characteristics of Simulation Style Video Gaming Products provided they are utilized with additional distinguishing creative liberties which are not consistent with authentic NASCAR racing, and that such third-party rights grant by NASCAR/NTP shall not violate the exclusivity granted to Licensee herein. By way of example, a permissible third-party NASCAR-branded casual game may feature NASCAR stock cars racing on virtually-recreated race tracks where various fictitious elements such as obstacles, zero gravity, etc. is introduced to render the game play more challenging (and thus less authentic in nature) and all downloadable content associated and sold in conjunction with the licensed products.

“Stock Car and/or Truck Racing Theme” means that which: (i) includes race vehicles resembling or bearing the likeness of stock-appearing automobiles manufactured for consumer use on public highways and roads and resembling race vehicles that compete in NASCAR-sanctioned event competition; (ii) incorporates a NASCAR- sanctioned event, and/or (iii) incorporates a Driver or Team that participates in NASCAR-sanctioned event competition. For clarity, a generic vehicle such as a Shelby Cobra or Roush Mustang or Richard Petty Signature Series Dodge, is not a Stock Car and/or Truck Racing Theme vehicle.

“Team(s)” means those organizations identified on Exhibit B attached to this Agreement, as may be updated from time to time by NTP in writing.

“Territory” means the definition as referenced in Section 3 of this Agreement.

“Tracks” means all NASCAR National Series race tracks and the contiguous surrounding areas owned and controlled by the entity that owns the race track, including, but not limited to, parking lots and other areas that are customarily used to conduct and support an event at the race track.

“Video Game and Digital Series” means that legally designated separate series created and maintained by NTP within the meaning of Sections 3804 and 3806(b)(2) of the Delaware Statutory Trust Act, and which is known as the “Video Game and Digital Series” subject to Section 15.18 hereof.

“Video Gaming Products” means Exclusive Video Gaming Products, non-exclusive video gaming products contemplated in Section 4.2 of this Agreement, demonstration versions of video gaming products, and Free-To- Play Model Games.

“Virtual Products” means Xbox Live, Sony and Nintendo Avatars, including caricatures, desktop themes, virtual clothing items and related accessories which feature the Licensed Rights which consumers can purchase and use to decorate their online avatars on Category 1 Platforms as defined herein or as agreed to by Licensor on a case- by-case basis.

EXHIBIT B

NTP LICENSORS AND

CORRESPONDING SPECIFIC INTELLECTUAL PROPERTY

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.

EXHIBIT C

RESERVED RIGHTS SCHEDULE

AND NTP LICENSOR SPECIFIC INFORMATION

(1) EXCLUDED MARKS:

704GAMES acknowledges that this Agreement does not grant and 704GAMES shall be responsible for either (a)

(i) procuring all licenses and authorizations for the use of and (ii) the payment of any royalties that may be due and owing to, the owners or its authorized licensing agent of any rights (other than Licensed Rights as expressly provided for in this Agreement) which may be used in connection with the Licensed Rights, including without limitation, the following, or (b) deleting such rights from all Licensed Products and/or Esports competitions in a satisfactory manner to NTP:

(1) the use of any unique protected characteristics of any vehicle manufacturer (such as unique body design generally defined by the configuration of the front fascia, rear fascia, rear quarter panel, window, the hood, roof and rear deck lid) in a three-dimensional manner,

(2) any uniform, helmet, gloves, shoes or safety equipment manufacturers (to the extent their marks or unique characteristics are used with Licensed Products and such manufacturer requires payment for such reproduction),

(3) tire manufacturers or fuel suppliers (currently Goodyear® and Sunoco® to the extent their rights or unique characteristics are used with Licensed Products and such manufacturer requires payment for such reproduction),

(4) the marks of any track, racing event or event sponsor or promoter (to the extent their marks are used),

(5) except to the extent otherwise permitted as specifically set forth in Exhibit B, the following individual elements by themselves which are not combined with any stock car and/or stock truck themed elements regardless of the product it appears on: (A) a driver’s name or nickname (e.g., Rowdy, Smoke, etc.), signature or likeness; (B) a Team owner name, signature or likeness, or any Team-owned intellectual property which in and of itself does not imply a stock car and/or stock truck themed element (e.g., Jr. Nation); or (C) sponsor-owned marks, including use of the term “racing” combined with such marks (e.g., Kellogg’s Racing).

(2) ALCOHOL RESTRICTIONS:

Without Licensor’s consent, 704GAMES shall not manufacture Video Gaming Products bearing, or in any way using, the name, logo or other intellectual property of any sponsor of an NTP Licensor engaged in businesses related to alcohol beverages (collectively “Alcohol Beverage Sponsors”) in a manner contrary to Alcohol Beverage Standards. “Alcohol Beverage Standards” mean (i) federal, state and local statutes, laws, ordinances, rules and regulations; administrative agency directives, interpretations, and advisements governing alcohol beverages; (ii) industry codes and guidelines including, but not limited to, the Beer Institute’s Advertising and Marketing Code pertaining to the manufacture, marketing, advertising and sale of alcohol beverages; and (iii) a specific NTP Licensor’s sponsor’s internal policies establishing guidelines for alcohol beverage consumer education and awareness, prohibitions on marketing and advertising products to those under the legal drinking age, message consistency with alcohol as an adult beverage and social responsibility. Additionally, based on the regulated nature of products of any alcohol beverage sponsor of such NTP Licensor, the parties agree to the following with respect to Products featuring the name, logo or other intellectual property of an Alcohol Beverage Sponsor:

(A) Alcohol Beverage Sponsors market exclusively to consumers of legal age to purchase alcoholic beverages (which in the United States is currently age 21 and older). The marketing and/or conduct codes of Alcohol Beverage Sponsors prohibit, and Licensee agrees that it will not produce or distribute Products that bear the use of the name, logo or other intellectual property of an Alcohol Beverage Sponsor on products that appeal primarily to underage persons, including, without limitation, children’s toys.

(B) No advertising or promotional material that includes the name, logo or other intellectual property of an Alcohol Beverage Sponsor will suggest that the consumption of beer, wine, liquor or spirits enhances health, conditioning, athletic prowess or performance at athletic activities or events. Licensee will not place any advertisement or display for any Products bearing the name, logo or other intellectual property of an Alcohol Beverage Sponsor on the same page, two-page spread or Internet page (including, for example, any advertisement or display in a direct mail catalog, catalog showroom or direct response advertisement) with an advertisement or display for children’s clothing, toys or merchandise that appeals primarily to children.

(C) Licensee shall be prohibited from manufacturing Products that bear the name, logo or other intellectual property of an Alcohol Beverage Sponsor which are collectible products.

(3) CORPORATE CODES:

704GAMES shall ensure that all Video Gaming Products conform to each NTP Licensor’s sponsors’ reasonable marketing codes or codes of conduct as they may exist throughout the Term, to the extent NTP has delivered copies thereof to 704GAMES in connection with the licensing of the rights of such sponsors.

EXHIBIT D

ROYALTY REPORTING INSTRUCTIONS AND FORMS

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.

EXHIBIT E

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.

EXHIBIT F

CONDITIONAL MANUFACTURER’S AGREEMENT

This Conditional Manufacturer’s Agreement is made pursuant to the License Agreement between NASCAR Team Properties (“NTP”), a Delaware statutory trust, and 704Games Company, (“Licensee”), a copy of which is attached hereto and made a part hereof (“License Agreement”).

____________________________ (full name) located at _________________ (“Manufacturer”) desires to manufacture the following Licensed Products bearing marks granted to Licensee by NTP: _____________________________. Such Licensed Products shall be manufactured only at (full address): ______________________________________. As a condition to the manufacture by Manufacturer of any Licensed Product set forth in the License Agreement bearing any Marks listed on Exhibit B of the License Agreement, Manufacturer acknowledges that the Marks are the sole property of NTP and/or the specific NTP licensors (collectively NTP) and that Manufacturer’s right to manufacture the Licensed Products with the Marks thereon is conditioned and in all respects subject to the terms and conditions in the License Agreement. Manufacturer agrees that the provisions of the License Agreement shall take precedence over and supersede any and all contractual relationships between Licensee and Manufacturer and, in particular, Manufacturer recognizes that all manufacturing rights are subject to (a) the restrictions on the use of the Marks and (b) the termination provisions in the License Agreement. Manufacturer further acknowledges that its manufacture of the Licensed Products shall give Manufacturer no right to use the Marks to Licensee beyond the term of the License Agreement. Manufacturer shall not sell or distribute or use Licensed Products with the Marks thereon to any person or entity except Licensee. If NTP terminates the License Agreement, Manufacturer agrees to make no claim against NTP for any reason whatsoever.

Manufacturer agrees to comply with all applicable local laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise, as well as all environmental laws and regulations. Manufacturer further agrees that the Licensed Products shall be manufactured and distributed in an environment providing workers and other employees with a safe and healthy workplace in compliance with all applicable local workplace laws and regulations. Furthermore, Manufacturer agrees to comply with all applicable local wage and hour laws and to produce the Licensed Products without:

(a) the use of child labor (wherein the term “child” refers to a person younger than the local applicable age for completing compulsory education, but in no case shall a person younger than fourteen (14) years of age be used); or

(b) the use of prison or slave labor or other persons whose employment is not voluntary.

Manufacturer agrees to maintain in strictest confidence all of the terms and conditions of this Agreement, as well as any other Confidential Information that NTP may disclose to Manufacturer during the Term of this Agreement.

Manufacturer acknowledges that the rights conveyed under this Agreement are personal to it and cannot be conveyed, assigned, sublicensed or otherwise disposed of without obtaining the express, prior, written consent of NTP or the appropriate NTP Licensor.

This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of North Carolina, United States of America. The parties hereto consent to the jurisdiction of the courts of competent jurisdiction, federal or state, situated in the State of North Carolina for the bringing of any and all actions hereunder.

NTP	MANUFACTURER

By:	By:
Title:	Title:
Date:	Date:

By:
Title:
Date:

EXHIBIT G

Sample Subcontractor’s Agreement

AUTHORIZED SUBCONTRACTOR’S AGREEMENT

This is an Agreement between _________________, a ______________organized under the laws of _____________, having its principal place of business at _______________________________________________________ (“Subcontractor”) and NASCAR Team Properties (“NTP”), a Delaware statutory trust, having its principal place of business at 550 South Caldwell Street, Suite 2000, Charlotte, North Carolina, 28202.

WHEREAS Subcontractor desires to be authorized, for the limited purposes stated herein, to utilize Licensed Indicia in connection with the manufacture of certain articles of merchandise.

NOW, THEREFORE, in consideration of the parties’ mutual covenants and undertakings and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. GRANT OF AUTHORIZATION

(a) Grant: NTP grants Subcontractor the limited authorization to utilize the licensed indicia set forth in Appendix A (“Licensed Indicia”) only in connection with the manufacture of ______________________________ bearing Licensed Indicia pursuant to orders placed by 704Games Company, a NTP licensee

(“Licensee”) or its authorized Publisher, located at __________________________.

(b) Term: This Agreement shall be effective the last date of signature below and shall terminate immediately upon the termination, revocation, cancellation, or expiration of the rights granted Licensee, or unless sooner terminated in accordance with Paragraph 3 below.

2. LIMITATION ON GRANT

Subcontractor recognizes that its limited authorization to use the Licensed Indicia, pursuant to this Agreement, extends only to articles produced exclusively for Licensee or its authorized Publisher, and agrees that it shall manufacture products bearing the Licensed Indicia only as ordered by Licensee or its authorized Publisher, and shall sell or distribute said products only to Licensee or its authorized Publisher. Subcontractor shall not use the Licensed Indicia for any other purpose whatsoever without separate written authorization.

3. TERMINATION

NTP may terminate this Agreement upon notice to Subcontractor at any time, with or without cause, including but not limited to, for breach by the Subcontractor of the provisions of Paragraph 2 above, or if the quality of the merchandise produced by Subcontractor for Licensee, or its authorized Publisher, does not meet NTP’s quality standards.

4. RECORDS, RIGHT TO AUDIT AND INSPECTION

(a) Records and Right to Audit. Subcontractor agrees to keep all books, accounts, and records covering all transactions relating to this Agreement. NTP shall have the right to examine such books, accounts, and records and all other documents and material in Subcontractor’s possession or under its control, with respect to the subject matter and terms of this Agreement, and shall have a reasonable amount of freedom and access thereto for such purposes and for the purpose of making copies and/or abstracts therefrom. All such books, accounts, and records shall be kept available for at least three (3) years after the termination of expiration of this Agreement.

(b) Right to Inspect Manufacturing. NTP and/or its duly authorized representatives shall have the right to inspect Subcontractor’s manufacturing facilities for quality control and auditing purposes.

Subcontractor will cooperate and will not cause or permit any interference with NTP in the performance of their duties of inspection and audit.

5. CONFIDENTIALITY

The parties agree that the terms and conditions of this Agreement shall be kept confidential and shall not be disclosed to any third person (other than Licensee) or entity unless authorized by Licensor or required by law.

Signatures on following page

In witness whereof, the parties have executed this Agreement as of the dates indicated.

SUBCONTRACTOR: _______________________________

By:
Print Name:
Title:
Date:

LICENSOR:

NASCAR TEAM PROPERTIES

By:
Print Name:
Title:
Date:

EXHIBIT H

WARRANT

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT HAVE BEEN COMPLIED WITH OR UNLESS COMPLIANCE WITH SUCH PROVISIONS IS NOT REQUIRED.

No. 2015-1	Dated: _________, 2015

704Games Company

Purchase Warrant

THIS IS TO CERTIFY THAT, for value received, NASCAR Team Properties, a series trust organized under the laws of Delaware (the “Initial Warrant Holder”), and its registered successors and permitted assigns is entitled, subject to the terms and conditions set in this Warrant (this “Warrant”), to purchase from 704Games Company, a Delaware corporation (the “Company”), at any time or from time to time on and after the date hereof and prior to 5:00 P.M., Eastern Time, on the Expiration Date (as defined in Section 1.1), at which time this Warrant shall expire and become void, all or any portion of the vested Warrant Shares (as defined in Section 1.1), at a purchase price per share equal to the Exercise Price (as defined in Section 1.1).

This Warrant is being issued in accordance with and pursuant to the terms of that certain Distribution and License Agreement dated as of October [__], 2015 by and between the Initial Warrant Holder and the Company (the “Distribution and License Agreement”).

1. Definitions.

1.1 Defined Terms. The following terms shall have the respective meanings set forth below or elsewhere in this Warrant as referred to below:

“Affiliate” means a is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended and in effect from time to time.

“Change of Control” means: (i) the direct or indirect sale or exchange by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the transfer of all or substantially all of the assets of the Company, in each case, in a single transaction or series of related transactions, wherein the stockholders of the Company immediately before the such transaction(s) do not retain immediately after the transaction(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company, its successor or the transferee of its assets or capital stock.

“Common Stock” means (a) shares of the Common Stock, $0.001 par value per share, of the Company and (b) any other securities into which or for which any of the securities described in clause (a) have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Exercise Price” means the price per share of Common Stock of $93.03.

“Expiration Date” means the date which is the earlier of: (a) ten years following the Issue Date of this Warrant,

(b) the effective date of the consummation of a Change of Control or (c) consummation of the initial public offering of the Company’s Common Stock pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“IPO”), provided that, if the last day on which this Warrant may be exercised, or on which it may be exercised at a particular Exercise Price, is a Sunday or a legal holiday or a day on which banking institutions doing business in the state of Delaware are authorized by law to close, this Warrant may be exercised prior to 5:00 p.m. (Eastern time) on the next succeeding full business day with the same force and effect and at the same Exercise Price as if exercised on such last day specified herein.

“Holder” means, as applicable, (i) the Initial Warrant Holder, or (ii) any successor of the Initial Warrant Holder.

“Issue Date” means __________________, 2015.

“Person” means an individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” means capital stock of the Company or of any other Person or any other securities of the Company or of any other Person that the Holder is entitled to receive, or receives, upon exercise of this Warrant, in lieu of or in addition to Common Stock, including any other Person or any other securities of the Company or of any other Person that may be issued in replacement of, substitution, exchange or redemption for, or upon reclassification or conversion of, Common Stock or any other capital stock, in each case whether as a result of a reorganization, reclassification, merger, consolidation or sale of substantially all of the assets of the Company.

“Warrant Shares” means, subject to adjustment pursuant to Section 4 hereof, Four Thousand (4,000) shares of common stock of 704Games Company.

1.2 Other Defined Terms. The following terms defined elsewhere in this Warrant shall have the meaning set forth in the referenced section of this Warrant:

“Ancillary Agreements”	Section 11.2
“Company”	Recitals
“Exercise Date”	Section 3.2
“Initial Warrant Holder”	Recitals
“Warrant”	Recitals.

2. WARRANT VESTING.

Subject to and upon all of the terms and conditions hereof, the Warrant will become exercisable (“vest”) automatically and without further action as follows: (i) the Warrant shall vest with respect to 800 shares of Common Stock as of the date hereof, and thereafter, on each anniversary of the date hereof through the 4th anniversary of the date hereof, an additional 800 shares of Common Stock shall vest; provided that, notwithstanding the foregoing, no additional Warrant Shares shall vest after the date of the termination of the Distribution and License Agreement, for any reason.

3. EXERCISE OF WARRANT.

3.1 Method of Exercise. Subject to and upon all of the terms and conditions set forth in this Warrant, (1) the Holder may exercise this Warrant, in whole or in part with respect to any vested Warrant Shares, at any time and from time to time during the period commencing on the date that this Warrant vests in accordance with Section 2 and ending at 5:00 p.m., Eastern Time, on the Expiration Date, by presentation and surrender of this Warrant to the Company at its principal office, together with (a) a properly completed and duly executed subscription form, in the form of Attachment A, which subscription form shall specify the number of vested Warrant Shares for which this Warrant is then being exercised, and (b) payment of the aggregate Exercise Price payable hereunder in respect of the number of vested Warrant Shares being purchased upon exercise of this Warrant, and (2) without any further action on the part of the Holder, this Warrant shall be deemed automatically exercised upon immediately prior to the consummation of (X) an initial public offering of the Common Stock, (Y) a sale of all or substantially all of the assets of the Company to a third party other than an Affiliate of the Company, in one transaction or a series of related transactions, or (Z) (I) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of Stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity or (II) a sale of shares by the Company’s stockholders in a transaction or series of related transactions, pursuant to which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of Stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity (each of X, Y, and Z an “Automatic Exercise Event”); provided that sales of shares for the purposes of raising investment prior to an IPO shall not constitute an Automatic Exercise Event. Payment of such aggregate Exercise Price shall be made (i) in cash or by money order, certified or bank cashier’s check or wire transfer (in each case in lawful currency of the United States of America), or (ii) by cancellation of a portion of this Warrant exercisable for such number of vested Warrant Shares as is determined by dividing (A) the total Exercise Price payable in respect of the number of vested Warrant Shares being purchased upon such exercise by (B) the excess of the market price per share of Common Stock as of the Exercise Date over the Exercise Price per share; if the Holder wishes to exercise this Warrant pursuant to this clause 3.1(2)(ii) with respect to the maximum number of vested Warrant Shares purchasable pursuant to this method, then the number of vested Warrant Shares so purchased shall be equal to the total number of vested Warrant Shares, minus the product obtained by multiplying (x) the total number of vested Warrant Shares by (y) a fraction, the numerator of which shall be the Exercise Price per share and the denominator of which shall be the market price per share of Common Stock as of the Exercise Date, or (iii) any combination of the methods described in the foregoing clauses 3.1(2)(i) or (ii). In the event of an Automatic Exercise Event, the Holder shall be deemed to exercise this Warrant pursuant to clause 3.1(2)(ii). For purposes of any computation under this Section 3.1, the fair market price of the Common Stock as determined in good faith by the Board of Directors.

3.2 Effectiveness of Exercise; Ownership. Each exercise of this Warrant by the Holder shall be deemed to have been effected immediately prior to the close of business on the date upon which all of the requirements of Section

3.1 with respect to such exercise shall have been complied with in full (each such date, an “Exercise Date”). On the applicable Exercise Date with respect to any exercise of this Warrant by the Holder, the Company shall be deemed to have issued to the Holder, and the Holder shall be deemed to have become the holder of record and legal owner of, the number of vested Warrant Shares being purchased upon such exercise of this Warrant, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such number of vested Warrant Shares being purchased shall not then be actually delivered to the Holder.

3.3 Delivery of Stock Certificates on Exercise. As soon as practicable after the exercise of this Warrant, and in any event within ten (10) business days thereafter, the Company, at its expense and in accordance with applicable securities laws, will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct (subject in all cases, to the provisions of Section 7 and Section 10), a certificate or certificates for the number of vested Warrant Shares purchased by the Holder on such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the fair market price determined as determined using the procedure described in Section 3.1; provided that, notwithstanding the foregoing, the Company, in its discretion, may maintain the Warrant Shares in book-entry only form, in which case no certificate shall be issued.

3.4 Shares To Be Fully Paid and Nonassessable. All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable, free of all liens, transfer taxes, charges and other encumbrances or restrictions on sale (other than those set forth herein) and free and clear of all preemptive rights.

3.5 Fractional Shares. No fractional shares of Stock or scrip representing fractional shares of Stock shall be issued upon the exercise of this Warrant. With respect to any fraction of a share of Stock called for upon any exercise hereof, the Company shall make a cash payment to the Holder as set forth in Section 3.3.

3.6 Issuance of New Warrants; Company Acknowledgment. Upon any partial exercise of this Warrant, the Company, at its expense, will deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the Warrant Shares.

4. ADJUSTMENTS.

4.1 General. The number of Warrant Shares issuable upon the exercise of the Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 4.

4.2 Adjustments for Stock Dividends, Stock Splits and Combinations. If the Company shall (i) issue any additional shares of Stock as a dividend or distribution on the Common Stock (ii) split or subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then and in each event, the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive, upon exercise of this Warrant, the number of Warrant Shares which such Holder would have owned or have been entitled to receive after the occurrence of such event had such Holder exercised this Warrant immediately prior to the record date in the case of a dividend or the effective date in the case of any split, subdivision or combination. Such adjustment shall be made successively whenever any event listed above shall occur. If at any time, as a result of an adjustment made pursuant to this Section 4.2, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock upon exercise of this Warrant, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 4, and the provisions of this Warrant with respect to the Warrant Shares shall apply on like terms to such other shares.

4.3 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Issue Date, the Common Stock issuable upon the exercise of the Warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event this Warrant shall then instead be exercisable for such kind and amount of stock and other securities and property received upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock for which this Warrant could have been exercised immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. Any adjustment under this paragraph shall become effective at the close of business on the date such recapitalization, reclassification, merger, consolidation or other change becomes effective.

4.4 Additional Adjustments. If any event occurs, as to which, in the sole opinion of the Board of Directors of the Company, the other provisions of this Section 4 are not strictly applicable or (if strictly applicable) would not fairly protect the purchase rights of this Warrant in accordance with the intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such intent and principles, so as to protect such purchase rights as aforesaid.

5. OFFICER’S CERTIFICATE AS TO ADJUSTMENTS. In each case of any adjustment or readjustment in the number and kind of vested and unvested Warrant Shares purchasable hereunder, or property, issuable hereunder from time to time, or the Exercise Price, the Company, at its expense, will promptly cause an officer of the Company to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Company will forthwith send a copy of each such certificate to the Holder in accordance with Section 11.5.

6. RIGHT OF FIRST REFUSAL; DRAG ALONG. The Holder hereby agrees that any equity securities of the Company now held or hereafter acquired by the Holder or any transferee of the Holder (all references in this Section 6 to the “Holder” shall include any such transferee(s)), including any Warrant Shares (as applicable, such equity securities collectively referred to herein as, the “Shares”) will be subject to the following (in addition to any other limitation on transfer expressly contained in any agreement relating to a specific security and/or created by applicable securities laws):

Right of First Refusal on Voluntary or Involuntary Transfer. Before any Shares held by the Holder may be sold or otherwise transferred (including transfer by gift or operation of law), except whereby the Holder transfers its Shares through a corporate merger, consolidation or other reorganization wherein the stockholders remain substantially the same, the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 6(a) (the “Right of First Refusal”).

Company Right to Purchase. Except as set forth above, prior to effecting any transfer, sale or assignment of any Shares whatsoever (with or without consideration), the Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the terms and conditions of each proposed sale or transfer. The Holder shall offer the Shares at the same price (the “Offered Price”) and upon the same terms (or terms as similar as reasonably possible) to the Company or the Company’s assignee(s). At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the Offered Price; provided, however, that if the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be mutually agreed by the Company and the Holder. Payment of the purchase price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Company to the Holder, or by any combination thereof within sixty (60) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

Sale or Transfer to Proposed Transferee. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in Section 6(a)(i), then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within sixty (60) days after the date of the Notice and provided further that (1) the Proposed Transferee makes the representations and warranties to the Company set forth in Section 10.12 of this Warrant; (2) such sale or other transfer is effected in accordance with any applicable securities laws and (3) the Proposed Transferee agrees in writing that the provisions of Section 6 of this Warrant shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred. Any sale or other transfer following such sixty (60) day period or not otherwise in compliance with this Section 6(a)(ii) shall be subject to the Right of First Refusal.

Company’s Right to Purchase upon Involuntary Transfer or Gift. Except as set forth above, in the event, at any time after the date of this Warrant, of any transfer by operation of law or other involuntary transfer (including dissolution, distribution, bankruptcy, divorce or death) or any transfer by gift or otherwise without consideration of all or a portion of the Shares by the record holder thereof, the Company or its assignee(s) shall have the right to purchase all of the Shares transferred at a purchase price equal to the fair market value of the Shares on the date of transfer pursuant to the process set forth in Section 6(a)(iv). Notice of any such proposed transfer shall be given as contemplated by Section 6(a)(i) above and the Company shall have a Right of First Refusal with the Offered Price being equal to fair market value (as determined under Section 6(a)(iv)) which Right of First Refusal shall be exercised as otherwise contemplated by Section 6(a)(i) and (ii) above. In the case of transfer by operation of law or other involuntary transfer, the person acquiring the Shares shall promptly notify the Secretary of the Company of such transfer and the Right of First Refusal to purchase such Shares shall be provided to the Company for a period of sixty (60) days following receipt by the Company of written notice by the person acquiring the Shares pursuant to the terms of this paragraph given to the Company in accordance with Section 11.5 below.

Fair Market Value. With respect to any Shares to be transferred pursuant to Section 6(a)(iii) or with respect to the determination of the cash value of any non-cash consideration being offered by a bona fide purchaser for the Shares, the fair market value per Share (or for such non-cash consideration) shall be an amount mutually agreed by the Holder and the Company; provided, however that if no mutual agreement is reached within 60 days of the Notice or (in the case of involuntary transfer or operation of law) written notice to the Company of the transfer, then, the valuation shall be determined by an independent appraiser to be mutually agreed upon by the Company and the Holder (or transferee) and whose fees shall be borne equally by the Company and the Holder. In the event the Company and the Holder cannot agree on an appraiser within 60 days of the Notice or (in the case of involuntary transfer or operation of law) written notice to the Company of the transfer or in the event of any other dispute between the parties relating the determination of fair market value per Share under this paragraph either the Company or the Holder may submit the dispute to JAMS for full and final resolution pursuant to Section

11.7 below.

Drag Along Rights. If the holders of a majority of the Company’s then issued and outstanding voting securities (the “Approving Shareholders”) approve a sale of the Company or of all or substantially all of the Company’s assets whether by means of a merger, consolidation or sale of stock or assets, or otherwise (an “Approved Sale”): (i) if the Approved Sale is structured as a merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, the Holder agrees to be present, in person or by proxy, at all meetings for the vote thereon, to vote all shares of capital stock of the Company held by such person for, and raise no objections to, such Approved Sale, and to waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale (all of which rights are hereby expressly waived by the Holder), or (ii) if the Approved Sale is structured as a sale of the stock of the Company, the Holder agrees to sell his, her or its capital stock in the Company, as well as any convertible securities of the Company then held by the Holder (including this Warrant) that are not otherwise cancelled or converted into equivalent convertible securities of the purchaser, on the terms and conditions approved by the Approving Shareholders; provided in each case that such terms do not provide that the Holder would receive as a result of such Approved Sale less than the amount that would be distributed to such Holder per share of capital stock in the event the proceeds of such Approved Sale of the Company were distributed in accordance with the liquidation preferences set forth in Company’s Certificate of Incorporation. The Holder shall also take all necessary and desirable actions approved and/or directed by the Approving Shareholders in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Section 6 and shall be considered the “Holder” for purposes of this Section 6. Any sale or transfer of the Shares shall be void unless the applicable provisions of this Section 10 are satisfied.

Termination of Rights. The Right of First Refusal granted to the Company by Section 6(a) above and the drag along right set forth in Section 6(b) above shall terminate upon the consummation of an IPO.

7. NOTICES OF RECORD DATE, ETC. In the event of: (a) any taking by the Company of a record of the holders of Stock for the purpose of determining the holders thereof who are entitled to receive any shares of Stock as a dividend or other distribution or pursuant to a stock split; or (b) any Automatic Exercise Event, or (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or stock split, and stating the amount and character of such dividend, distribution or stock split, or (ii) the date on which any such Automatic Exercise Event is scheduled to occur, and the material terms thereof, as the case may be. Such notice shall be mailed at least ten (10) days prior to the date specified in such notice on which any such action is to be taken.

8. EXCHANGE OF WARRANT. Subject to the provisions of Section 7 and Section 10.1 (if and to the extent applicable), this Warrant shall be exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new warrants of like tenor, each registered in the name of the Holder. Each of such new warrants shall be exercisable for such number of Warrant Shares as the Holder shall direct, provided that all of such new warrants shall represent, in the aggregate, the right to purchase the same number of Warrant Shares and cash, securities or other property, if any, which may be purchased by the Holder upon exercise of this Warrant at the time of its surrender.

9. REPLACEMENT OF WARRANT. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of a customary affidavit of the Holder and an indemnity agreement or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new warrant of like tenor.

10. TRANSFER PROVISIONS.

10.1 Restrictions on Transfer. Subject to compliance with applicable securities laws and any contractual restrictions to which the Holder may be subject, this Warrant, and any portion hereof, and the Warrant Shares, and any shares of Common Stock issuable upon conversion of the Warrant Shares, may be transferred by the Holder to an Affiliate of the Holder without the consent of the Company. Except as permitted pursuant to the foregoing sentence, this Warrant may not be transferred without the prior written consent of the Company. Any attempted assignment in contravention of this Warrant shall be null and void and of no effect. Neither this Warrant nor any vested or issued Warrant Shares nor any shares of Common Stock issuable upon conversion of the Warrant Shares may be sold or transferred unless they first shall have been registered under the Securities Act or the Company shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

10.2 Mechanics of Transfer. Any transfer of all or any portion of this Warrant, or of any interest therein, that is permitted under Section 10.1 shall be effected by surrendering this Warrant to the Company at its principal office, together with (i) a duly executed form of assignment, in the form of Attachment B, and (ii) payment of any applicable transfer taxes, if any. In the event of any such transfer of this Warrant, in whole, the Company shall issue a new warrant of like tenor to the transferee, representing the right to purchase the same number of Warrant Shares, and cash, securities or other property, if any, which were purchasable by the Holder upon exercise of this Warrant at the time of its transfer. In the event of any such transfer of any portion of this Warrant, (1) the Company shall issue a new warrant of like tenor to the transferee, representing the right to purchase the same number of Warrant Shares, and cash, securities or other property, if any, which were purchasable by the Holder upon exercise of the transferred portion of this Warrant at the time of such transfer, and (2) the Company shall issue a new warrant of like tenor to the Holder, representing the right to purchase the number of Warrant Shares, and cash, securities or other property, if any, purchasable by the Holder upon exercise of the portion of this Warrant not transferred to such transferee. Until this Warrant or any portion thereof is transferred on the books of the Company, the Company may treat the Holder as the absolute holder of this Warrant and all right, title and interest therein for all purposes, notwithstanding any notice to the contrary.

10.3 Legends. (a) Each certificate representing any Warrant Shares issued upon exercise of this Warrant shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF.

THE SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT, AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED, EXCEPT IN ACCORDANCE WITH THE TERMS AND

CONDITIONS OF SECTION 6 OF THE WARRANT DATED ___________________________, 2015, BY AND AMONG 704GAMES COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF 704GAMES COMPANY.

(b) Each certificate representing any Warrant Shares or shares of Common Stock issuable upon conversion of the Warrant Shares shall also bear any legend required under any applicable state securities or blue sky laws and under any of the agreements referenced below in Section 11.2.

11. GENERAL.

11.1 Reservation of Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon exercise of vested Warrant Shares, duly taking into account the reduction of shares available for issuance due to conversion of all of the Company’s convertible securities and exercise of all of the Company’s stock options as well as any increase in the number of shares of Common Stock issuable upon conversion of all convertible securities in accordance with the terms of the Certificate of Incorporation or upon exercise of all such options in accordance with the terms applicable thereto.

11.2 Subject to Other Agreements. The Warrant Shares, if issued, shall be subject to the terms and conditions of any applicable agreements between or among the Company and its shareholders that provide for any restrictions on transfer, rights of first refusal, repurchase rights, drag along rights, as well as any other similar or other rights or obligations that apply generally to holders of shares of Common Stock (the “Shareholder Rights and Obligations”). The Holder (if not already a party to such agreements) shall become a party to any such agreement, and execute and deliver to the Company prior to the date the Holder exercises this Warrant with respect to any Warrant Shares and joinder or other instrument of accession to each of such agreements, which may require the Holder to make certain representations and warranties about the Holder; provided that, even without the signature of Holder, by exercise (including in the event of an Automatic Exercise Event) of this Warrant, the Holder shall be deemed to have consented to the terms of and to be bound by any such agreement. In the event that as of the exercise of this Warrant in whole or part, there is no outstanding agreement that contains the Shareholder Rights and Obligations, Holder hereby agrees to negotiate in good faith with the Company the terms of, and agrees to enter into one or more agreements providing for the Shareholder Rights and Obligations on customary and typical terms.

11.3 Statement on Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of Warrant Shares, this Warrant may continue to express the same kind of Warrant Shares as are stated on the front page hereof.

11.4 No Rights as Stockholder. The Holder shall not be entitled to vote or to receive dividends or to be deemed the holder of Stock that may at any time be issuable upon exercise of this Warrant for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a stockholder of the Company until the Holder shall have exercised this Warrant and been issued Warrant Shares in accordance with the provisions hereof.

11.5 Notices. All notices, demands, requests, certificates or other communications under this Warrant shall be in writing and shall be either mailed by certified mail, postage prepaid, in which case such notice, demand, request, certificate or other communications shall be deemed to have been given three (3) days after the date on which it is first deposited in the mails, or hand delivered or sent by facsimile transmission, by tested or otherwise authenticated telex or cable or by private expedited courier for overnight delivery with signature required, in each such case, such notice, demand, request, certificate or other communications being deemed to have been given upon delivery or receipt, as the case may be: (a) if to the Company, 704Games Company, 114 Freshwater lane, Mooresville, NC 28117, Attention: Ed Martin, or at such other address as the Company may have furnished in writing to the Holder, and (b) if to the Holder, at the Holder’s address appearing in the books maintained by the Company.

11.6 Amendment and Waiver. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or terminated, and the observance of any provision of this Warrant may be waived (either generally or in a particular instance and either retrospectively or prospectively) with the written consent of the Company and the Holder.

11.7 Governing Law. This Warrant shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of Delaware without regard for any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Any and all disputes between the parties that may arise pursuant to this Warrant will be heard and determined before American Arbitration Association (“AAA”) by a single arbitrator under the Commercial Arbitration Rules of the AAA. Such single arbitrator shall be a neutral from AAA mutually agreed by the parties, provided that if the parties have not agreed on an arbitrator within thirty (30) days of the date that either party submits a dispute to AAA, each party shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator, all in accordance with the AAA rules within five (5) business days. The arbitrator(s) shall be directed to come to a decision regarding resolution of the issue within forty-five (45) days or fewer from the original notification of the issue. The arbitrator(s)’ decision will be binding on the Company and the Holder and may be confirmed immediately in any court of competent jurisdiction. The arbitration proceeding and all materials, submissions and documents relating thereto will be treated as confidential by the parties. Except as otherwise provided for in this paragraph, elsewhere in the Agreement or by the arbitrator(s)’ decision, each party shall pay its own attorneys’ fees and one-half (½) of the costs of arbitration. If any party breaches the provisions of this Section 11.7 by bringing an action in any forum not specifically provided for hereby, such party shall pay the reasonable attorneys’ fees and expenses incurred by the other party in connection with such proceedings. The arbitrator(s) shall have the authority to grant any remedy or relief the arbitrator(s) deems just and equitable, including injunctive relief, specific performance, and to award to the prevailing party or most prevailing party that party’s reasonable costs and expenses of the arbitration and/or attorney’s fees which shall be paid by the other party.

11.8 Covenants To Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

11.9 Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.10 Construction. The definitions of this Warrant shall apply equally to both the singular and the plural forms of the terms defined. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The section and paragraph headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

11.11 Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any, action for specific performance that a remedy at law would be adequate.

11.12 Representations of Holder. With the issuance of this Warrant and any issuance of Warrant Shares hereunder, the Holder specifically represents to the Company by acceptance of this Warrant and upon each acceptance of any Warrant Shares as follows:

No Registration. The Holder understands that this Warrant and the Warrant Shares issuable upon the exercise thereof, have not been, and will not be, registered under the Act by reason of a specific exemption from the registration provisions of the Securities Act of 1933 (the “Act”), the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein or otherwise made pursuant hereto.

Investment Intent. The Holder is acquiring this Warrant and will acquire the Warrant Shares issuable upon exercise of this Warrant for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to this Warrant or any of the Warrant Shares issuable upon exercise hereof.

Investment Experience. The Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that the Holder can protect its own interests. The Holder has such knowledge and experience in financial and business matters so that the Holder is capable of evaluating the merits and risks of its investment in the Company.

Speculative Nature of Investment. The Holder understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. The Holder can bear the economic risk of the Holder’s investment and is able, without impairing the Holder’s financial condition, to hold the Warrant and/or the Warrant Shares for an indefinite period of time and to suffer a complete loss of the Holder’s investment. To the extent that this Warrant has been issued to the Holder in whole or partial consideration for value given by the Holder to the Company (whether in cash, in kind, by entry into contractual obligations, grant of rights or otherwise), the Holder represents, warrants and acknowledges that it has made its own assessment of the value of the Warrant to the Holder and all other risks, benefits and terms of this transaction. Without limiting the foregoing, the Holder and/or its legal and investment advisors, has (i) had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities to the extent deemed necessary by the Holder; and (ii) not relied on any statement or projection with respect to such value given by the Company or any representative of the Company.

Understanding of the Terms of the Warrant. The Holder further acknowledges that the number of Warrant Shares specified as covered by this Warrant in Section 1.1 above represents four percent (4%) of the issued and outstanding shares of the Company as of _______________, 2015 and the Exercise Price reflects the fair market value as of _____________, 2015 as mutually agreed by the Company and the Holder and, as such, issuance of this Warrant to the Holder satisfies all of the Company’s obligations under paragraph 4 of the Letter of Assignment, dated December 19, 2014 by and among Eutechnyx Limited, the Company and the Holder (the “Letter”).

Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

Rule 144. The Holder acknowledges that the Warrant and Warrant Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions and understands that the requirements of Rule 144 are currently not being met and may never be met.

No Public Market. The Holder understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

[signature page to follow.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as an instrument under seal in its corporate name by one of its officers thereunto duly authorized, all as of the day and year first above written.

704GAMES COMPANY

By:
Name:
Title:

ACKNOWLEDGED:
(and specifically agreeing to the representations and warranties set forth in Section 11.12)

NASCAR TEAM PROPERTIES

By:
Name:
Title:

ATTACHMENT A

FORM OF SUBSCRIPTION

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.

ATTACHMENT B

FORM OF ASSIGNMENT

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.